UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Leggett & Platt, Incorporated

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Leggett & Platt® Incorporated 2018 ANNUAL MEETING PROXY STATEMENT

FROM OUR CHAIRMAN OF THE BOARD

Fellow Shareholders:

At Leggett & Platt, our mission is to enhance people’s lives by designing and manufacturing innovative, distinctive products and components for use in bedding, automobiles, furniture, seating, homes, offices, and airplanes. We efficiently turn ordinary materials into extraordinary products through the outstanding efforts of our 22,000 employees around the world.

At the core of our strategy is a commitment to excellence and innovation. The Company grows and prospers as we expand or obtain positions in attractive markets, develop inventive proprietary products, and continuously improve production and distribution efficiency. Through these efforts, we strive to generate Total Shareholder Return for our stockholders that ranks in the top 1/3 of the S&P 500.

We look forward to sharing more about Leggett at our Annual Meeting of Shareholders to be held on Tuesday, May 15, 2018, at our headquarters at the Cornell Campus in Carthage, Missouri. In addition to the business to be transacted at the Annual Meeting, as described in this Notice of Annual Meeting of Shareholders and Proxy Statement, we will discuss developments during the past year, outline the progress we’ve made on our strategic priorities, and respond to shareholder questions.

Your vote is very important. Whether or not you plan to attend the meeting, please vote as soon as possible, either online at www.proxypush.com/leg or by returning the enclosed proxy or voting instruction card.

On behalf of the Board of Directors, I thank you for your participation and investment in Leggett.

Sincerely,

LEGGETT & PLATT, INCORPORATED

R. Ted Enloe, III

Board Chair

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 15, 2018 | 10:00 a.m. Central Time

Leggett & Platt Conference Center, 1 Leggett Road, Carthage, Missouri

Dear Shareholders:

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Conference Center, 1 Leggett Road, Carthage, Missouri 64836, on Tuesday, May 15, 2018, at 10:00 a.m. Central Time:

1.	To elect nine directors;
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;
3.	To provide an advisory vote to approve named executive officer compensation; and
4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 6, 2018.

An Annual Report to Shareholders outlining the Company’s operations during 2017 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

Scott S. Douglas

Secretary

Carthage, Missouri

March 28, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 15, 2018

The enclosed proxy materials and access to the proxy voting site are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxy/2018

The Company’s proxy voting site can be found at:

www.proxypush.com/leg

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider—please read the entire proxy statement before voting. These materials were first sent to our shareholders on March 28, 2018.

2018 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 15, 2018, 10:00 a.m. Central Time
Place:	Leggett & Platt Conference Center, 1 Leggett Road, Carthage, Missouri
Record Date:	March 6, 2018

Voting Matters	Board Vote Recommendation	Page
Election of nine directors	FOR each nominee	10
Ratification of PwC as Independent Accounting Firm	FOR	15
Advisory vote to approve named executive officer compensation	FOR	17

Business Highlights

In 2017, sales increased 5% to $3.94 billion from a combination of volume growth, raw material-related price increases and currency impact. Earnings were pressured by commodity inflation, resulting in a lower EBIT margin of 11.9% for 2017. The company generated $444 million of cash from operations in 2017. For detailed results, see the Company’s Annual Report on Form 10-K filed February 22, 2018.

We posted EPS from continuing operations of $2.14 in 2017, which included a net $.32 per share charge related to the recently enacted Tax Cuts and Jobs Act and other smaller items. We also raised our dividend for the 46th consecutive year. Over the last ten years we generated total shareholder return (TSR) of 15% per year, which ranked in the top 18% of the S&P 500. For the three years ending December 31, 2017, we generated an average TSR of 7% per year, which placed us just below the midpoint of the S&P 500 and short of our goal of our three-year TSR ranking in the top third of the S&P 500. However, we believe our disciplined growth strategy and priorities for use of capital should support achievement of our top-third goal in future cycles.

Director Nominees (page 10)

All of Leggett’s directors are elected for a one-year term by a majority of shares present and entitled to vote at the Annual Meeting. The 2018 director nominees are:

Independent Directors	Age	Director Since	Principal Occupation	Committee Memberships(1)	Other Public Company Boards
Robert E. Brunner	60	2009	Retired Executive VP, Illinois Tool Works	A C	2
Robert G. Culp, III	71	2013	Chairman, Culp, Inc.	A N	2
R. Ted Enloe, III, Board Chair	79	1969	Managing General Partner, Balquita Partners, Ltd.	A C N	1
Manuel A. Fernandez	71	2014	Managing Director, SI Ventures	C N	2
Joseph W. McClanathan	65	2005	Retired President & CEO—Household Products Division, Energizer Holdings, Inc.	A C N*	—
Judy C. Odom	65	2002	Retired Chair & CEO, Software Spectrum, Inc.	A* C N	2
Phoebe A. Wood	64	2005	Retired Vice Chair & CFO, Brown-Forman Corp.	A C*	3
Management Directors
Karl G. Glassman	59	2002	President & Chief Executive Officer		—
Matthew C. Flanigan	56	2010	Executive Vice President & Chief Financial Officer		1
(1)	*Committee Chair, A—Audit Committee, C—Compensation Committee, N—Nominating & Corporate Governance Committee

1 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Executive Compensation Highlights (page 18)

Leggett seeks to align our executives’ and shareholders’ interests through pay-for-performance. In 2017, 83% of our CEO’s target compensation was performance-based and 62% was delivered in equity-based awards. Our compensation structure strives to strike an appropriate balance between short-term and longer-term compensation that reflects the short- and longer-term interests of the business. We believe this structure helps us attract, retain and motivate high-performing executives who will achieve outstanding results for our shareholders.

Key Components of Our Executive Officers’ 2017 Compensation Program

	Performance Metrics	Role within Compensation Program	How Designed and Determined	% of 2017 CEO Pay at Target
Base Salary	N/A	The only non-performance based component of our executives’ compensation. Target incentive payments and equity awards are set as a percentage of base salary.	Our Compensation Committee reviews executive salaries annually, based on market data, peer benchmarking, individual performance and internal equity.	17%
Annual Incentive	Return on Capital Employed (ROCE), Cash Flow, and Individual Performance Goals	Short-term cash incentive that rewards achievement of specific business targets and individual goals within the fiscal year.	The ROCE and cash flow targets are based on the Company’s earnings guidance for the year. Payouts range from 0% to 150%, based upon actual performance.	21%
Profitable Growth Incentive	Revenue Growth and Profit Margin	Pay-for-performance program that rewards revenue growth while maintaining or improving margins over a two-year period. These are two levers for achieving our long-range TSR goals.	The revenue growth threshold is based on the projected GDP of our primary markets, while margin threshold is based on the Company’s past performance. Payouts range from 0% to 250%.	13%
Performance Stock Units	Total Shareholder Return (TSR)	Three-year relative TSR performance holds management accountable for creating and sustaining value for shareholders.	Relative TSR is measured against the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400, about 320 companies. Payouts range from 0% to 175%.	49%

Key Features of Our Executive Officer Compensation Program

What We Do		What We Don’t Do
✓	Pay for Performance – A significant majority of our NEOs’ compensation is at-risk variable compensation.	×	No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	×	No Single-Trigger Change in Control – Our CIC-related cash severance and equity incentive awards (other than legacy stock options) have a double trigger.
✓	Awards Caps – All of our variable compensation plans have maximum payout limits.	×	No Dividends on Equity Awards Prior to Vesting
✓	Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the Committee engages an independent consultant.	×	No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.
✓	Tally Sheets – The Compensation Committee reviews the NEOs’ overall compensation packages and potential severance payouts.	×	No Employment Agreements – All of our NEOs are employed at-will.
✓	Stock Ownership Requirements – All NEOs exceed our robust stock ownership requirements.	×	No Tax Gross-Ups
✓	Confidentiality & Non-Compete Agreements – All NEOs are subject to confidentiality and non-compete agreements.	×	No Share Recycling
✓	Clawbacks – Our policies exceed the mandates of Sarbanes-Oxley.	×	No Repricing of Options or Cash Buyouts

2 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS

Leggett & Platt has a long-standing commitment to sound corporate governance principles and practices. The Board of Directors has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, and principal accounting officer. These documents can be found at www.leggett-search.com/governance.

Director Independence

The Board reviews director independence annually and during the year upon learning of any change in circumstances that may affect a director’s independence. The Company has adopted director independence standards (the “Independence Standards”) that satisfy the NYSE listing requirements and can be found at www.leggett-search.com/ governance. A director who meets all the Independence Standards will be presumed to be independent.

While the Independence Standards help the Board to determine director independence, they are not the exclusive measure for doing so. The Board also reviews the relevant facts and circumstances of any material relationships between the Company and its directors during the independence assessment. Based on its review, the Board has determined that all of its current non-management directors are independent. The director biographies accompanying Proposal 1—Election of Directors identify our independent and management directors on the ballot.

All Audit Committee members meet the additional independence standards for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. In addition, Robert Brunner, Robert Culp, Joseph McClanathan, Judy Odom, and Phoebe Wood meet the SEC’s definition of an “audit committee financial expert.” None of the members serves on the audit committee of more than three public companies.

All Compensation Committee members satisfy the enhanced independence standards required by the NYSE listing standards and SEC rules.

Board Leadership Structure

The Board elected R. Ted Enloe, III in 2016 as the independent Board Chair, believing this arrangement best serves the Board, the Company and our shareholders at this time.

Our Corporate Governance Guidelines allow the roles of Board Chair and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the

Board’s assessment of the Company’s leadership from time to time.

Our non-management directors regularly hold executive sessions without management present. Mr. Enloe, the Board Chair, presides over these executive sessions. At least one executive session per year is attended by only independent, non-management directors. An executive session was held at each quarterly Board meeting in 2017.

Communication with the Board

Shareholders and all other interested parties wanting to contact our Board of Directors may e-mail the Board Chair, Mr. Enloe, at boardchair@leggett.com. They can also write to Leggett & Platt Board Chair, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically sends Mr. Enloe all communications except items unrelated to Board functions. In his discretion, Mr. Enloe may forward communications to the full Board or to any of the other independent directors for further consideration.

During 2017 and early 2018, we engaged with shareholders on a variety of governance issues, including proxy access, board refreshment and director evaluations, with an independent director participating in those discussions, as appropriate.

3 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Board and Committee Composition and Meetings

The Board held four meetings in 2017, and its committees met the number of times listed in the table below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2017 annual meeting.

The Board has a standing Audit Committee, Compensation Committee, and Nominating & Corporate Governance (N&CG) Committee. These committees consist entirely of independent directors, and each operates under a written charter adopted by the Board. The Audit, Compensation, and N&CG Committee charters are posted on our website at www.leggett-search.com/governance.

Audit Committee Judy C. Odom (Chair) Robert E. Brunner Robert G. Culp, III R. Ted Enloe, III Joseph W. McClanathan Phoebe A. Wood Meetings in 2017: 4

The Audit Committee assists the Board in the oversight of:

• Independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention and performance.

• Internal control over financial reporting.

• Guidelines and policies to govern risk assessment and management.

• Performance of the Company’s internal audit function.

• Integrity of the financial statements and external financial reporting.

• Legal and regulatory compliance.

• Complaints and investigations of any questionable accounting, internal control or auditing matters.

Compensation Committee Phoebe A. Wood (Chair) Robert E. Brunner R. Ted Enloe, III Manuel A. Fernandez Joseph W. McClanathan Judy C. Odom Meetings in 2017: 6

The Compensation Committee assists the Board in the oversight and administration of:

• Corporate goals and objectives regarding CEO compensation and evaluation of the CEO’s performance in light of those goals and objectives.

• Non-CEO executive officer compensation.

• Cash and equity-based compensation for directors.

• Incentive compensation and equity-based plans that are subject to Board approval.

• Grants of awards under incentive and equity-based plans required to comply with applicable tax laws.

• Employment agreements and severance benefit agreements with the CEO and executive officers, as applicable.

• Related person transactions of a compensatory nature.

Nominating & Corporate Governance Committee Joseph W. McClanathan (Chair) Robert G. Culp, III R. Ted Enloe, III Manuel A. Fernandez Judy C. Odom Meetings in 2017: 3

The N&CG Committee assists the Board in the oversight of:

• Corporate governance principles, policies and procedures.

• Identifying qualified candidates for Board membership and recommending director nominees.

• Recommending committee members and Board leadership positions.

• Director independence and related person transactions.

Board and Committee Evaluations

The Board and each of its Committees conduct an annual self-evaluation of their practices and charter responsibilities. In addition, the Board periodically conducts director peer reviews of the qualifications and contributions of its individual members. In 2017, one-on-one director evaluations were conducted by the Board Chair. The N&CG Committee oversees these reviews and reports to the Board.

4 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Board’s Oversight of Risk Management

The Audit Committee is responsible for oversight of our guidelines and policies to assess and manage risk. The Company’s CEO and other senior managers are responsible for assessing and managing various risk exposures on a day-to-day basis. Our Enterprise Risk Management Committee (the “ERM Committee”), currently composed of 16 executives and chaired by our CFO, adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company.

The ERM Committee meets at least quarterly. Identified risks, including emerging risks, are assigned to a team of subject matter experts who meet regularly throughout the year and provide an updated assessment twice each year (or as circumstances require) for their respective risk areas. A risk summary report is assembled from these assessments for review by the ERM Committee with a summary of each risk area provided to senior management and the Audit Committee concerning (i) the likelihood, significance, and impact velocity of risks, (ii) the policies and guidelines regarding risk assessment and management, (iii) management’s steps to monitor and control risks, and (iv) an evaluation of the process. The Audit Committee reviews and discusses the report with management and the independent auditor.

An overall review of risk is inherent to the Board’s consideration of the Company’s strategies and other matters. In furtherance of this review, our CFO updates other senior managers and the entire Board every quarter on notable activities of the ERM Committee.

The Company has formal processes in place for both incident response and cyber security continuous improvement that includes a cross functional Cyber Risk Oversight Committee. The General Counsel and the Vice

President of Internal Audit (both members of the Cyber Risk Oversight Committee) update the Audit Committee quarterly on cyber activity, with procedures in place for interim reporting as necessary.

The Compensation Committee’s oversight of executive officer compensation, including the assessment of compensation risk for executive officers, is detailed in the Compensation Discussion & Analysis section on page 18. The Committee also assesses our compensation structure for employees generally and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

•	We use a combination of short-term and long-term incentive rewards that are tied to varied and complementary measures of performance and have overlapping performance periods.

•	We use a common annual incentive plan across all business units.

•	Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments, when triggered.

•	Our employees below key management levels have a small percentage of their total pay in variable compensation.

•	We promote an employee ownership culture to better align employees with shareholders, with approximately 3,300 employees contributing their own funds to purchase Company stock under various stock purchase plans in 2017.

Consideration of Director Nominees and Diversity

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. The Committee’s procedure can be found at www.leggett-search.com/governance. Following its evaluation, the N&CG Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card.

Incumbent Directors. In the case of incumbent directors, the N&CG Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance and any transactions between the director and the Company.

New Director Candidates. In the case of new director candidates, the N&CG Committee first determines whether the nominee will be independent under NYSE rules, then identifies any special needs of the Board. The N&CG Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

5 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

The N&CG Committee seeks to identify and recruit the best available candidates, who should have the following minimum qualifications:

•	Character and integrity.

•	A commitment to the long-term growth and profitability of the Company.

•	A willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings.

•	Significant business or public experience relevant and beneficial to the Board and the Company.

Board Diversity. The N&CG Committee recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, enhances the decision-making processes. Having diverse representation and a variety of viewpoints is also important to our shareholders and other stakeholders.

As such, the N&CG Committee considers director candidates from a wide variety of backgrounds, without discrimination based on race, ethnicity, color, ancestry, national origin, religion, sex, sexual orientation, gender identity, age, disability, or any other status protected by law.

All nominations to the Board will be based upon merit and experience relevant to the Board’s current and anticipated needs, as well as Leggett’s businesses. Subject to this overarching principle, the N&CG Committee will always have regard for the need to consider director candidates to maintain and strengthen the Board’s diversity.

Director Recommendations from Shareholders. The N&CG Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the N&CG Committee’s consideration must submit a written recommendation to the Secretary of the Company at 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for the N&CG Committee’s consideration for the following year’s annual meeting of shareholders. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership.

•	Candidate’s name, address, phone number and age.

•	A resume describing, at a minimum, the candidate’s educational background, occupation, employment history and material outside commitments (memberships on other boards and committees, charitable foundations, etc.).

•	A supporting statement which describes the shareholder’s and candidate’s reasons for nomination to the Board of Directors and documents the candidate’s ability to satisfy the director qualifications described above.

•	The candidate’s consent to a background investigation.

•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders.

•	Any other information that will assist the N&CG Committee in evaluating the candidate in accordance with this procedure.

Director Nominations for Inclusion in Leggett’s Proxy Materials (Proxy Access). In February 2017, the Board approved a proxy access bylaw, which permits a shareholder, or group of up to 20 shareholders, owning at least 3% of our outstanding shares continuously for at least three years, to nominate and include in Leggett’s proxy materials up to the greater of two nominees or 20% of the Board, provided the shareholders and nominees satisfy the requirements specified in our bylaws. Notice of proxy access nominees for the 2019 annual meeting must be received no earlier than January 15, 2019 and no later than February 14, 2019.

Notice of Other Director Nominees. For shareholders intending to nominate a director candidate for election at the 2019 annual meeting outside of the Company’s nomination process, our bylaws require that the Company receive notice of the nomination no earlier than January 15, 2019 and no later than February 14, 2019. This notice must provide the information specified in Section 2.2 of the bylaws.

6 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Transactions with Related Persons

According to our Corporate Governance Guidelines, the N&CG Committee reviews and approves or ratifies transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. If the transaction with a related person concerns compensation, the Compensation Committee conducts the review.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary of any current or proposed transaction that may be a related person transaction. The Corporate Secretary will determine if it is a related person transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee. Approval should be obtained in advance of a related person transaction whenever practicable. If it becomes necessary to approve a related person transaction between meetings, the Chair of the appropriate Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

The full policy for reviewing transactions with related persons, including categories of pre-approved transactions, is found in our Corporate Governance Guidelines (available on Leggett’s website at www.leggett-search.com/ governance).

Each of the following transactions was approved in accordance with our Corporate Governance Guidelines:

•	We buy shares of our common stock from our employees from time to time. In 2017 and early 2018, we purchased shares from three of our executive officers: 168,437 shares from Karl Glassman for a total of $8,266,868; 76,917 shares from Matthew Flanigan for a total of $3,761,374; and 8,000 shares from Scott Douglas for a total of $405,650. All employees, including executive officers, pay a $25 administrative fee for each transaction. If the Company agrees to purchase stock before noon, the purchase price is the closing stock price on the prior business day; if the agreement is made after noon, the purchase price is the closing stock price on the day of purchase.

•	The Company employs one relative of its directors and executive officers with total compensation in excess of the $120,000 related person transaction threshold: Bren Flanigan, Director—Corporate Development, the brother of CFO Matthew Flanigan, had total compensation of $248,824 in 2017 (consisting of salary and annual incentive earned in 2017 and the grant date fair value of equity-based awards issued in 2017).

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member had an interlocking relationship as described in Item 407(e)(4) of Regulation S-K.

7 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

DIRECTOR COMPENSATION

Our non-employee directors receive an annual retainer, consisting of a mix of cash and equity, as set forth below. Our employee directors (Mr. Glassman and Mr. Flanigan) do not receive additional compensation for their Board service.

Item	Amount
Cash Compensation
Director Retainer	$80,000

Audit Committee Retainer
Chair	25,000
Member	10,000

Compensation Committee Retainer
Chair	20,000
Member	8,000

N&CG Committee Retainer
Chair	15,000
Member	7,000
Equity Compensation—Restricted Stock or RSUs
Board Chair Retainer (including director retainer)	285,000
Director Retainer	135,000

The Compensation Committee reviews director compensation annually and recommends any changes to the full Board for consideration at its May meeting. The Committee considers national survey data and trends, as well as peer company benchmarking data (see discussion of the executive compensation peer group at page 29), but does not target director compensation to any specific percentage of the median. In 2017, no changes were made to the director’s compensation package.

Directors may elect to receive the equity retainer in restricted stock or restricted stock units (“RSUs”). Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. Both restricted stock and RSUs vest one year after the grant date.

A majority of our directors have elected to defer a portion of their 2017 cash retainer into Leggett stock options or stock units under the Company’s Deferred Compensation Program, described on page 27. Interest-bearing cash deferrals are also an alternative under the Program.

Our non-employee directors currently comply with the stock ownership guidelines requiring them to hold Leggett stock with a value of five times their annual cash retainer within five years of joining the Board.

The Company pays for all travel expenses the directors incur to attend Board meetings.

8 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Director Compensation in 2017

Our non-employee directors received the following compensation in 2017:

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Robert E. Brunner	$98,000	$135,000	$3,522	$38,586	$275,108
Robert G. Culp, III	97,000	135,000	—	3,708	235,708
R. Ted Enloe, III	105,000	285,000	—	9,219	399,219
Manuel A. Fernandez	95,000	135,000	4,424	41,448	275,872
Joseph W. McClanathan	113,000	135,000	—	3,708	251,708
Judy C. Odom	120,000	135,000	6,882	44,345	306,228
Phoebe A. Wood	110,000	135,000	9,889	67,057	321,946

(1)	These amounts include cash compensation deferred into stock options or stock units under our Deferred Compensation Program. The following directors deferred cash compensation into stock units: Brunner—$98,000, Fernandez—$95,000, Odom—$60,000, and Wood—$110,000.
(2)	These amounts reflect the grant date fair value of the annual restricted stock or RSU awards, which was $135,000 for each director except Mr. Enloe, who received a restricted stock award of $285,000 for his service as the Board Chair. The grant date fair value of these awards is determined by the stock price on the day of the award.
(3)	These amounts include the 20% discount on stock unit dividends acquired under our Deferred Compensation Program and RSUs.
(4)	Items in excess of $10,000 that are reported in this column consist of (i) dividends paid on the annual restricted stock or RSU awards and dividends paid on stock units acquired under our Deferred Compensation Program: Brunner—$14,086, Fernandez—$17,698, Odom—$29,345, and Wood—$39,557; and (ii) the 20% discount on stock units purchased with deferred cash compensation: Brunner—$24,500, Fernandez—$23,750, Odom—$15,000, and Wood—$27,500.

Only one director held outstanding stock options as of December 31, 2017: Mr. Enloe’s 10,174 options granted in 2016 in lieu of cash compensation under our Deferred Compensation Program.

All of our non-employee directors held unvested stock or stock units as of December 31, 2017 as set forth below. These restricted stock shares and RSUs will vest on May 14, 2018.

Director	Restricted Stock	Restricted Stock Units
Robert E. Brunner		2,569
Robert G. Culp, III	2,524
R. Ted Enloe, III	5,328
Manuel A. Fernandez		2,569
Joseph W. McClanathan	2,524
Judy C. Odom	2,524
Phoebe A. Wood		2,569

9 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

1	PROPOSAL ONE: Election of Directors
At 2018 annual meeting, nine directors are nominated to hold office until the 2019 Annual Meeting of Shareholders, or until their successors are elected and qualified. All nominees have been previously elected by our shareholders. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. We believe each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that foster the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Robert E. Brunner
Independent Director Director Since: 2009 Age: 60 Committees: Audit Compensation

Professional Experience:

Mr. Brunner was the Executive Vice President of Illinois Tool Works (ITW), a Fortune 250 global, multi-industrial manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003.

Education:

Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace University.

Public Company Boards:

Mr. Brunner currently serves as the non-executive chair of NN, Inc., a global manufacturer of precision bearings and plastic, rubber and metal components, and as a director of Lindsay Corporation, a global manufacturer of irrigation equipment and road safety products.

Director Qualifications:

Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on strategy, business development, mergers and acquisitions, operations, and international issues.

Robert G. Culp, III
Independent Director Director Since: 2013 Age: 71 Committees: Audit Nominating & Corporate Governance

Professional Experience:

Mr. Culp is the co-founder of Culp, Inc., an upholstery and bedding fabrics designer and manufacturer, where he has been the Chairman since 1990 and served as CEO from 1988 to 2007.

Education:

Mr. Culp holds a degree in economics from the University of North Carolina—Chapel Hill and an MBA from the Wharton School of the University of Pennsylvania.

Public Company Boards:

Mr. Culp is the Chairman of the Board of Culp, Inc., and the lead independent director of Old Dominion Freight Line, Inc., a national motor transportation and logistics company.

Director Qualifications:

Mr. Culp’s experience in the bedding and furniture industries provides valuable insight into a number of the Company’s key markets. Through his leadership of Culp, Inc., a publicly-traded company with an international scope, he understands the complexities of the financial and regulatory requirements facing US companies, as well as the challenges and opportunities of developing global operations.

10 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

R. Ted Enloe, III
Independent Director Director Since: 1969 Board Chair Since: 2016 Age: 79 Committees: Audit Compensation Nominating & Corporate Governance

Professional Experience:

Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. His former positions include Vice Chairman of the Board and member of the Office of the Chief Executive for Compaq Computer Corporation and President of Lomas Financial Corporation and Liberte Investors.

Education:

Mr. Enloe holds a degree in petroleum engineering from Louisiana Polytechnic University and a law degree from Southern Methodist University.

Public Company Boards:

Mr. Enloe currently serves as a director of Live Nation, Inc., a venue operator, promoter and producer of live entertainment events, and he was previously a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits.

Director Qualifications:

Mr. Enloe’s professional background and experience, previously held senior-executive level positions, financial expertise and service on other company boards, qualifies him to serve as a member of our Board of Directors. Further, his wide-ranging experience combined with his intimate knowledge of the Company from over 40 years on the Board provides an exceptional mix of familiarity and objectivity.

Manuel A. Fernandez
Independent Director Director Since: 2014 Age: 71 Committees: Compensation Nominating & Corporate Governance

Professional Experience:

Mr. Fernandez co-founded SI Ventures, a venture capital firm focusing on IT and communications infrastructure, and has served as the managing director since 2000. Previously, he served as the Chairman, President and Chief Executive Officer at Gartner, Inc., a research and advisory company, from 1989 to 2000. Prior to Gartner, Mr. Fernandez was President and CEO of three technology-driven companies, including Dataquest, an information services company, Gavilan Computer Corporation, a laptop computer manufacturer, and Zilog Incorporated, a semiconductor manufacturer. Mr. Fernandez was the Executive Chairman of Sysco Corporation, a marketer and distributor of foodservice products, from 2012 until his retirement in 2013, having previously served as Non-executive Chairman since 2009 and as a director since 2006.

Education:

Mr. Fernandez holds a degree in electrical engineering from the University of Florida and completed post-graduate work in solid-state engineering at the University of Florida.

Public Company Boards:

Mr. Fernandez currently serves as lead independent director of Brunswick Corporation, a market leader in the marine, fitness, and billiards industries, and as a director of Performance Food Group Company, a foodservice products distributor. He was previously a director of Flowers Foods, Inc., a national producer and marketer of packaged bakery foods, Tibco, a global leader in infrastructure and business intelligence software, and Time, Inc., a global media company.

Director Qualifications:

Mr. Fernandez’ venture capital experience, leadership of several technology companies as CEO and service on a number of public company boards offers Leggett outstanding insight into corporate strategy and development, information technology, international growth, and corporate governance.

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Matthew C. Flanigan
Management Director Director Since: 2010 Age: 56 Committees: None

Professional Experience:

Mr. Flanigan was appointed Executive Vice President of the Company in 2013 and has served as Chief Financial Officer since 2003. He previously served the Company as Senior Vice President from 2005 to 2013, Vice President from 2003 to 2005, Vice President and President of the Office Furniture Components Group from 1999 to 2003, and in various capacities since 1997.

Education:

Mr. Flanigan holds a degree in finance and business administration from the University of Missouri.

Public Company Boards:

Mr. Flanigan serves as the lead director of Jack Henry & Associates, Inc., the nation’s leading provider of information processing systems for small-to-medium-sized financial institutions.

Director Qualifications:

As the Company’s CFO, Mr. Flanigan adds valuable knowledge of the Company’s finance, risk and compliance functions to the Board. In addition, his prior experience as one of the Company’s group presidents provides valuable operations insight.

Karl G. Glassman
Management Director Director Since: 2002 Age: 59 Committees: None

Professional Experience:

Mr. Glassman was appointed Chief Executive Officer in 2016 and has served as President since 2013. He previously served the Company as Chief Operating Officer from 2006 to 2015, Executive Vice President from 2002 to 2013, President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and in various capacities since 1982.

Education:

Mr. Glassman holds a degree in business management and finance from California State University—Long Beach.

Public Company Boards:

Mr. Glassman previously served as a director of Remy International, Inc., a leading global manufacturer of alternators, starter motors and electric traction motors.

Director Qualifications:

As the Company’s CEO, Mr. Glassman provides comprehensive insight to the Board from strategic planning to implementation at all levels of the Company around the world, as well as the Company’s relationships with investors, the financial community and other key stakeholders. Mr. Glassman also serves on the Board of Directors of the National Association of Manufacturers.

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Joseph W. McClanathan
Independent Director Director Since: 2005 Age: 65 Committees: Audit Compensation Nominating & Corporate Governance, Chair

Professional Experience:

Mr. McClanathan served as President and Chief Executive Officer of the Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, from 2007 through his retirement in 2012. Previously, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President—North America from 2000 to 2002.

Education:

Mr. McClanathan holds a degree in management from Arizona State University.

Director Qualifications:

Through his leadership experience at Energizer and as a former director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities.

Judy C. Odom
Independent Director Director Since: 2002 Age: 65 Committees: Audit, Chair Compensation Nominating & Corporate Governance

Professional Experience:

Until her retirement in 2002, Ms. Odom was Chief Executive Officer and Board Chair at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

Education:

Ms. Odom is a licensed Certified Public Accountant and holds a degree in business administration from Texas Tech University.

Public Company Boards:

Ms. Odom is a director of Harte-Hanks, a direct marketing service company, and Sabre, Inc., which provides technology solutions for the global travel and tourism industry.

Director Qualifications:

Ms. Odom’s director experience with several companies offers a broad leadership perspective on strategic and operating issues. Her experience co-founding Software Spectrum and growing it to a global Fortune 1000 enterprise before selling it to another public company provides the insight of a long-serving CEO with international operating experience.

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Phoebe A. Wood
Independent Director Director Since: 2005 Age: 64 Committees: Audit Compensation, Chair

Professional Experience:

Ms. Wood has been a principal in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she had served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000.

Education:

Ms. Wood holds a degree in psychology from Smith College and an MBA from UCLA.

Public Company Boards:

Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, Pioneer Natural Resources, an independent oil and gas company, and PPL Corporation, a utility and energy services company. She previously served as a director of Coca-Cola Enterprises, Inc., a major bottler and distributor of Coca-Cola products.

Director Qualifications:

From her career in business and various directorships, Ms. Wood provides the Board with a wealth of understanding of the strategic, financial and accounting issues the Board faces in its oversight role.

The Board recommends that you vote FOR the election of each of the director nominees.

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2

PROPOSAL TWO: Ratification of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm and has selected PricewaterhouseCoopers LLP (“PwC”) for the fiscal year ending December 31, 2018. PwC (or its predecessor firm) has been our independent registered public accounting firm continuously since 1991.

The Audit Committee regularly evaluates activities to assure continuing auditor independence, including whether there should be a regular rotation of the independent registered public accounting firm. As with all matters, the members of the Audit Committee and the Board perform assessments in the best interests of the Company and our investors, and believe that the continued retention of PwC meets this standard.

Although shareholder ratification of the Audit Committee’s selection of PwC is not required by the Company’s bylaws or otherwise, the Board is requesting ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as the independent registered public accounting firm.

Audit and Non-Audit Fees

The Audit Committee is directly responsible for the compensation, retention, performance and oversight of the independent external audit firm, directly involved in the selection of the lead engagement partner, and responsible for the audit fee negotiations associated with retaining PwC. The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2017 and 2016 are shown below.

Type of Service	2017	2016
Audit Fees(1)	$2,344,181	$2,056,542
Audit-Related Fees(2)	105,028	192,715
Tax Fees(3)	441,366	398,563
All Other Fees(4)	2,970	2,970

Total	$2,893,545	$2,650,790

(1)	Includes rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; and services in connection with regulatory filings.

(2)	Includes assessment of controls; consulting on accounting and financial reporting issues; and audits of employee benefit plans.

(3)	Includes preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above in 2017, $180,926 related to compliance services and $260,440 related to consulting and planning services.

(4)	Includes use of an internet-based accounting research tool provided by PwC.

The Audit Committee has determined that the provision of these approved Non-Audit Services by PwC is compatible with maintaining PwC’s independence.

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2017 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2017 for which the pre-approval requirement was waived.

15 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

The procedure provides standing pre-approval for:

•	Audit Services: rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; and services in connection with regulatory filings.

•	Audit-Related Services: consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audits related to acquisitions and joint ventures.
•	Tax Services: preparation and review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation or review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The Audit Committee must also specifically approve in advance all permissible Non-Audit Services to be performed by the Company’s auditors. Management provides quarterly reports to the Audit Committee concerning any fees paid to the auditors for all services.

Audit Committee Report

The Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett-search.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by Public Company Accounting Oversight Board Auditing Standard 1301— Communications with Audit Committees.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2017 Annual Report on Form 10-K.

Judy C. Odom (Chair)

Robert E. Brunner

Robert G. Culp, III

R. Ted Enloe, III

Joseph W. McClanathan

Phoebe A. Wood

16 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

3	PROPOSAL THREE: Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, Leggett’s shareholders have the opportunity to vote on an advisory resolution on our executive compensation package, commonly known as "Say-on-Pay," to approve the compensation of Leggett's named executive officers, as described in the Executive Compensation section beginning on page 18.

For these reasons, the Board requests our shareholders approve the compensation paid to the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee and the Board has considered and will continue to consider the outcome of the vote when making decisions for future executive compensation arrangements.

Since Say-on-Pay was implemented in 2011, our shareholders have supported the compensation of our named executive officers with over 90% of the vote (with 93% support in 2017).

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package uses a mix of cash and equity-based awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

The Board recommends that you vote FOR the Company’s executive compensation package.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the annual meeting other than the three items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

17 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion & Analysis

Our Compensation Committee, consisting of six independent directors, is committed to creating and overseeing an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. To meet these objectives, the Committee has implemented a compensation package that:

•	Emphasizes performance-based equity programs over cash compensation.

•	Sets incentive compensation targets intended to drive performance and shareholder value.

•	Balances rewards between short-term and long-term performance to foster sustained excellence.

•	Motivates our executive officers to take appropriate business risks.

This Compensation Discussion and Analysis describes our executive compensation program and the decisions affecting the compensation of our Named Executive Officers (the “NEOs”):

Name	Title
Karl G. Glassman	President and Chief Executive Officer (CEO)
Matthew C. Flanigan	Executive VP and Chief Financial Officer (CFO)
Perry E. Davis	Executive VP, President—Residential Products & Industrial Products
J. Mitchell Dolloff	Executive VP, President—Specialized Products & Furniture Products
Scott S. Douglas	Senior VP—General Counsel and Secretary

Executive Summary

This section provides an overview of our NEOs’ compensation structure, Leggett’s pay practices and the Committee’s compensation risk management. Additional details regarding the NEOs’ pay packages, the Committee’s annual review of the executive officers’ compensation and our equity pay practices are covered in the sections that follow.

The largest component of our executives’ 2017 compensation package, Performance Stock Units (“PSUs”), is based on our Total Shareholder Return (“TSR”)(1) over rolling three-year periods relative to approximately 320 peer companies making up the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400. Leggett’s cumulative TSR from 2015-2017 was 21.9%, which placed us in the 43rd percentile of the peer group and resulted in a 61% payout versus target for the three-year PSUs vesting on December 31, 2017.

The Profitable Growth Incentive (“PGI”) is a two-year, performance-based equity program with payouts determined by revenue growth(2) and EBITDA margin(3)—two key levers for achieving our long-range TSR goals. Corporate participants did not receive a payout for the 2016-2017 PGI awards, as the Company’s revenue growth over those two years did not reach the threshold 2.8% compound annual growth rate.

Our executives’ 2017 annual incentive payouts under the Key Officers Incentive Plan tracked the Company’s operational results in 2017, in which we generated incentive cash flow of $391.8 million (versus a target of $450 million) and 45.2% return on capital employed (versus a target of 50%).(4)

(1)	TSR = change in stock price plus dividends divided by beginning stock price; assumes dividends are reinvested.

(2)	Revenue growth is the compound annual growth rate of the Company’s (or applicable profit centers’) revenue during the performance period compared to the revenue of the immediately preceding year.

(3)	EBITDA margin is the cumulative Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) during the performance period divided by the total revenue during the performance period.

(4)	The Key Officers Incentive Plan, including the calculations for adjusted cash flow and return on capital employed (ROCE), is described on page 21.

18 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Structuring the Mix of Compensation

The Committee uses its judgment to determine the appropriate percentage of variable and fixed compensation, the use of short-term and long-term performance periods, and the split between cash and equity-based compensation. The ultimate payment and value of the variable elements depends on actual performance and could result in no payout if those conditions are not met. The following table shows the key attributes of the 2017 compensation programs used to drive performance and build long-term shareholder value:

Compensation Type	Fixed or Variable	Cash or Equity-Based	Term	Basis for Payment
Base Salary	Fixed	Cash	1 year	Individual responsibilities, performance and experience
Annual Incentive	Variable	Cash	1 year	Return on capital employed, cash flow and individual performance goals
Profitable Growth Incentive	Variable	Equity	2 years	Revenue growth and EBITDA margin
Performance Stock Units	Variable	Equity	3 years	TSR relative to peer group

Sound Pay Practices

The Company is committed to executive compensation practices that align the interests of our executives and our shareholders:

What We Do		What We Don’t Do
✓	Pay for Performance – A significant majority of our NEOs’ compensation is at-risk variable compensation.	×	No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	×	No Single-Trigger Change in Control – Our CIC-related cash severance and equity incentive awards (other than legacy stock options) have a double trigger.
✓	Awards Caps – All of our variable compensation plans have maximum payout limits.	×	No Dividends on Equity Awards Prior to Vesting
✓	Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the Committee engages an independent consultant.	×	No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.
✓	Tally Sheets – The Compensation Committee reviews the NEOs’ overall compensation packages and potential severance payouts.	×	No Employment Agreements – All of our NEOs are employed at-will.
✓	Stock Ownership Requirements – All NEOs exceed our robust stock ownership requirements.	×	No Tax Gross-Ups
✓	Confidentiality & Non-Compete Provisions – All NEOs are subject to confidentiality and non-compete provisions.	×	No Share Recycling
✓	Clawbacks – Our compensation recoupment policies exceed the mandates of Sarbanes-Oxley.	×	No Repricing of Options or Cash Buyouts

19 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

CEO 2017 Compensation Mix At Target PGI 13% BASE SALARY 17% ANNUAL INCENTIVE 21% PSUs 49% All Other NEOs 2017 Compensation Mix At Target BASE SALARY 27% ANNUAL INCENTIVE 20% PSUs 37% PGI 16% Performance-based Compensation 83% 73%

Additional Investment in Leggett Stock

In addition to having pay packages that are heavily weighted to Leggett equity-based awards, for many years our NEOs have voluntarily deferred substantial portions of their cash compensation into Company stock through the Executive Stock Unit Program (the “ESU Program”) and the Deferred Compensation Program. Through participation in these programs, particularly the ESU Program, in which Company equity is held until the executive leaves the Company, our NEOs are further invested in the long-term success of the Company.

Managing Compensation Risk

The Committee regularly reviews whether our executive compensation policies and practices (as well as those that apply to our employees generally) are appropriate and whether they create risks or misalignments that are reasonably likely to have a material adverse effect on the Company.

We believe that our compensation programs align our executives’ incentives for risk taking with the long-term best interests of our shareholders. We mitigate risk by allocating incentive compensation across multiple components. This structure reduces the incentive to take excessive risk because it:

•	Rewards achievement on a balanced array of performance measures, minimizing undue focus on any single target.

•	Stresses long-term performance, discouraging short-term actions that might endanger long-term value.

•	Combines absolute and relative performance measures.

Additional safeguards against undue compensation risk include stock ownership guidelines, caps on incentive payouts and clawback policies.

Impact of 2017 Say-on-Pay Vote

At our annual meeting of shareholders held on May 9, 2017, 93% of the votes cast on the Say-on-Pay proposal approved the compensation of our NEOs. The Committee believes that this shareholder vote strongly endorses the Company’s compensation philosophy and programs. The Committee took this support into account as one of many factors it considered in connection with the discharge of its responsibilities (as described in this Compensation Discussion and Analysis) in exercising its judgment in establishing and overseeing our executive compensation arrangements throughout the year.

Changes for 2018

In order to better align the NEOs’ compensation package with the Company’s long-term strategy, the Committee approved the transition in 2018 to a three-year PSU award with 50% of the award vesting based upon relative TSR and 50% vesting based upon the compound annual growth rate for the Company’s earnings before interest and taxes (“EBIT”), the primary operational driver for increasing our TSR. The granting of PGI awards, which had a two-year performance period, was discontinued in 2018, with that portion of the NEOs’ pay package being shifted to the new PSU awards.

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Our Compensation Components and Programs

Base Salary

Base salary is the only fixed portion of our NEOs’ compensation package. Salary levels are intended to reflect specific responsibilities, performance and experience, while taking into account market compensation levels for comparable positions. Although base salary makes up less than one-fourth of our NEOs’ aggregate compensation, it’s the foundation for the total package with the variable compensation components set as percentages of base salary:

Name	2017 Base Salary	Annual Incentive: Target Percentage of Base Salary	PGI Awards: Target Percentage of Base Salary(2)	PSU Awards: Target Percentage of Base Salary(2)
Karl G. Glassman, CEO	$1,175,000	118.75%(1)	77%	275%
Matthew C. Flanigan, CFO	550,000	80%	70%	175%
Perry E. Davis, EVP	500,000	75%(1)	64%	130%
J. Mitchell Dolloff, EVP	500,000	75%(1)	64%	130%
Scott S. Douglas, SVP	330,000	50%	51%	100%

(1)	Reflects Mr. Glassman’s annual incentive adjustment from 115% to 120% following the March executive compensation review, and Mr. Davis’ and Mr. Dolloff’s adjustments from 60% to 80%.

(2)	The methods for valuing and calculating the PGI and PSU awards are described in the Equity-Based Awards section on page 24.

The Committee reviews and determines the NEOs’ base salaries (along with the rest of their compensation packages) during the annual review, which is discussed on page 29.

Annual Incentive

Our NEOs earn their annual incentive, a cash bonus paid under the Key Officers Incentive Plan (the “Incentive Plan”), based on achieving certain performance targets for the year.

Our executive officers are divided into two groups under the Incentive Plan, depending upon their areas of responsibility: (i) corporate participants (Glassman, Flanigan and Douglas), whose performance criteria and payouts are based on the Company’s overall results, and (ii) profit center participants (Davis and Dolloff) whose performance targets are set for the operations under their control. The NEOs also have individual performance goals (“IPGs”) as part of their annual incentive.

Each NEO has a target incentive amount—the amount he would receive if he achieved exactly 100% of all performance goals. The target incentive amount is the officer’s base salary multiplied by his target incentive percentage. At the end of the year, the target incentive amount is multiplied by the payout percentages for the various performance metrics (each with its own weighting) to determine the annual incentive payout.

Performance Metrics. The Committee chose ROCE as the primary incentive target (60% weighting) to improve earnings and maximize returns on key assets by carefully managing working capital and fixed asset investments. The annual incentive is also based upon cash flow (20% weighting), which is critical to fund the Company’s dividend, capital expenditures and ongoing operations. The 2017 award formula provides that the ROCE and cash flow calculations will be adjusted for all items of gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 2016 10-K; (iii) that are unusual in nature or infrequent in occurrence; (iv) related to the disposal of a segment of a business; or (v) related to a change in accounting principle. The Incentive Plan also permits adjustments to remove the effects of changes in the tax law. Profit center participants are also subject to an adjustment ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for their operations’ failure to achieve safety, audit and environmental standards.

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Target Incentive Amount Base Salary Target Incentive Percentage Weighted Payout Percentage ROCE(1) Achievement % Cash Flow(2) Achievement % IPG Achievement % Potential adjustment for safety, audit and environmental (profit center participants only) 60% Weighting 20% Weighting 20% Weighting Annual Incentive

The annual incentive payout is calculated as follows, and more fully described below:

(1)	Return on Capital Employed (ROCE) = Earnings Before Interest and Taxes (EBIT) ÷ quarterly average of Net Plant Property and Equipment (PP&E) and Working Capital (excluding cash and current maturities of long-term debt)

(2)	For corporate participants (Glassman, Flanigan and Douglas): Cash Flow = Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) +/- Change in Working Capital (excluding cash and current maturities of long-term debt) + Non-Cash Impairments—Capital Expenditures

For profit center participants (Davis and Dolloff), the same formula is used, except (i) EBITDA is adjusted for currency effects and (ii) change in working capital excludes balance sheet items not directly related to ongoing activities.

Individual Performance Goals. In addition to the financial metrics described above, the annual incentive includes IPGs (20% weighting) that are tailored to each executive’s responsibilities and aligned with the Company’s strategic goals. The Committee approved the 2017 IPGs covering the following areas of responsibility, with achievement based upon the performance scale detailed in the tables below:

Name	Individual Performance Goals
Karl G. Glassman, CEO	Strategic planning and succession planning
Matthew C. Flanigan, CFO	Strategic planning, information technology projects, succession planning and efficiency initiatives
Perry E. Davis, EVP	Growth initiatives and succession planning
J. Mitchell Dolloff, EVP	Strategic planning, succession planning and efficiency initiatives
Scott S. Douglas, SVP	Strategic planning, succession planning and cost initiatives

Targets and Payout Schedules. Upon selecting the metrics and IPGs, the Committee established performance achievement targets and payout schedules. In setting the payout schedules, the Committee evaluated various payout scenarios before selecting one that struck a balance between accountability to shareholders and motivation for participants. For corporate participants (Glassman, Flanigan and Douglas), the target for 100% payout on ROCE was increased from 46% in 2016 to 50% under the 2017 award formula, and the target for 100% payout on cash flow remained $450 million with the goal for a maximum payout increasing from $500 million to $525 million. The payout for each portion of the annual incentive is capped at 150%. The NEOs’ annual incentive ultimately depends upon how well they perform against the targets.

22 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

2017 Corporate Payout Schedule

ROCE(1)		Cash Flow(1) (millions)		Individual Performance Goals (1—5 scale)
Achievement	Payout	Achievement	Payout	Achievement	Payout
<43%	0%	<$375	0%	1—Did not achieve goal	0%
43%	50%	375	50%	2—Partially achieved goal	50%
46.5%	75%	412.5	75%	3—Substantially achieved goal	75%
50%	100%	450	100%	4—Fully achieved goal	100%
53.5%	125%	487.5	125%	5—Significantly exceeded goal	up to 150%
57%	150%	525	150%

2017 Profit Center Payout Schedule

ROCE and Free Cash Flow (Relative to Target)		Individual Performance Goals (1—5 scale)
Achievement(2)	Payout	Achievement	Payout
<80%	0%	1—Did not achieve goal	0%
80%	60%	2—Partially achieved goal	50%
90%	80%	3—Substantially achieved goal	75%
100%	100%	4—Fully achieved goal	100%
110%	120%	5—Significantly exceeded goal	up to 150%
120%	140%
125%	150%

(1)	The 2017 results for corporate participants (Glassman, Flanigan and Douglas) were 45.2% ROCE (resulting in a 65.6% payout) and $391.8 million of cash flow (resulting in a 61.2% payout).

(2)	As a profit center participant, Mr. Davis’ target for a 100% payout was 34.2% ROCE (39.3% actual) and $143.6 million free cash flow ($178.0 million actual) for the Residential Products Segment and 37.2% ROCE (23.4% actual) and $46.0 million free cash flow ($12.7 million actual) for the Industrial Products Segment. His annual incentive opportunity was apportioned between Residential Products (79.8%) and Industrial Products (20.2%) based on their relative 2016 EBITDA.

Mr. Dolloff’s target for a 100% payout was 52.5% ROCE (66.2% actual) and $98.8 million free cash flow ($151.0 million actual) for the Specialized Products Segment and 43.3% ROCE (34.7% actual) and $55.7 million free cash flow ($46.3 million actual) for the Furniture Products Segment. His annual incentive opportunity was apportioned between Specialized Products (56.1%) and Furniture Products (43.9%) based on their relative 2016 EBITDA.

23 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

The following table provides the details of the 2017 annual incentive payouts for our NEOs:

Name	Target Incentive Amount				Weighted Payout Percentage					Annual Incentive Payout
Karl G. Glassman, CEO	$1,395,313			x	76.6%				=	$1,068,809
	Salary	x	Target %		Metric	Payout %	x	Weight
	$1,175,000		118.75%		ROCE	65.6%		60%
					Cash Flow	61.2%		20%
					IPGs	125%		20%
Matthew C. Flanigan, CFO	$440,000			x	76.1%				=	$334,840
	Salary	x	Target %		Metric	Payout %	x	Weight
	$550,000		80%		ROCE	65.6%		60%
					Cash Flow	61.2%		20%
					IPGs	122.5%		20%
Perry E. Davis, EVP	$375,000			x	108.6%				=	$407,250
	Salary	x	Target %		Metric	Payout %	x	Weight
	$500,000		75%		ROCE	103.7%		60%
					FCF	118.1%		20%
					IPGs	110%		20%
					1% Compliance Adjustment
J. Mitchell Dolloff, EVP	$375,000			x	116.7%				=	$437,625
	Salary	x	Target %		Metric	Payout %	x	Weight
	$500,000		75%		ROCE	110.5%		60%
					FCF	113.1%		20%
					IPGs	135%		20%
					1% Compliance Adjustment
Scott S. Douglas, SVP	$165,000			x	73.6%				=	$121,440
	Salary	x	Target %		Metric	Payout %	x	Weight
	$330,000		50%		ROCE	65.6%		60%
					FCF	61.2%		20%
					IPGs	110%		20%

Equity-Based Awards

In 2017, we granted performance stock units and Profitable Growth Incentive awards to our NEOs and other senior managers. The PSU and PGI awards tie our executive officers’ pay to the Company’s performance and shareholder returns. The payouts from these equity-based awards reflect our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

Performance Stock Units. Leggett’s long-term strategic plan emphasizes the Company’s TSR performance versus peer companies. The Committee grants PSUs to a small group of senior managers, including the NEOs, to drive and reward those results. The PSU grants are set by multiplying the executive’s base salary by the PSU award percentage (see the table on page 21.

The 2017 PSUs have a three-year performance period, with the payout based on Leggett’s three-year TSR relative to the TSR of all the companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400 (about 320 companies). Although Leggett is a member of the S&P 500, our market capitalization is significantly below that group’s median, so the Committee included the S&P Midcap 400 in the group as well. In addition, nearly all of our business units fall into these industry sectors. At the end of the three-year performance period, if the threshold performance level is met, a percentage of each officer’s PSU base award is payable depending on Leggett’s TSR rank within the group.

24 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

PSU Payout Schedule

(based on Peer Group TSR)

Performance Level	Percentile Rank	Payout %
Threshold	25th	25%
Target	50th	75%
Maximum	>75th	175%

The PSU awards granted in January 2015 vested on December 31, 2017. Leggett’s TSR for that three-year period was in the 43rd percentile of the peer group, resulting in a payout of 61% of the base award. Our TSR ranks in the 28th percentile for the 2016 PSU awards with one year remaining in the performance period, and our TSR for the 2017 PSU awards ranks in the 22nd percentile with two years remaining.

The PSUs are typically paid out 35% in cash and 65% in Company stock; however, as permitted by the PSU terms and conditions, the Compensation Committee directed the Company to settle 100% of the 2015-2017 PSUs in cash in order to realize certain tax benefits in 2017 in connection with the passage of tax reform legislation.

Profitable Growth Incentive. Leggett’s strategic plan also focuses on long-term revenue growth, while improving profit margins. The Committee established the Profitable Growth Incentive in 2013 as a performance-based equity program to provide additional incentive to our senior management, including the NEOs, to drive and reward those results. PGI awards are set by multiplying the executive’s base salary by the PGI award percentage (see table on page 21).

The PGI awards are issued as stock units that vest at the end of a two-year performance period with payouts based on a matrix of revenue growth and EBITDA margin. The threshold achievement for revenue growth is the projected GDP growth of our primary geographic markets, and the EBITDA margin scale is based upon the Company’s prior three-year average. When these metrics are taken in combination, the PGI payout scale rewards growth at or above GDP while maintaining or improving historical margins.

For the PGI awards granted in 2017, the payout schedule for our corporate participants (Glassman, Flanigan and Douglas) is:

EBITDA Margin(1)	Payout Percentage
20.8%	250%
19.8%	213%	250%
18.8%	175%	213%	250%
17.8%	138%	175%	213%	250%
16.8%	100%	138%	175%	213%	250%
15.8%	75%	100%	138%	175%	213%	250%
14.8%	50%	75%	100%	138%	175%	213%	250%
13.8%	25%	50%	75%	100%	138%	175%	213%	250%
	2.7%	3.7%	4.7%	5.7%	6.7%	7.7%	8.7%	9.7%
	Revenue Growth(2)

(1)	EBITDA margin equals the cumulative Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) during the performance period divided by the total revenue during the performance period.

(2)	Revenue growth is the compound annual growth rate of the Company’s (or applicable profit centers’) revenue during the performance period compared to the revenue of the immediately preceding year. The Revenue Growth rate is subject to adjustment by the difference (positive or negative) between the forecast GDP growth (set prior to the PGI awards) and the actual GDP growth (determined at the end of the performance period), but such adjustment will be made only if the difference is greater than ±1.0%. The forecast GDP growth for the 2017-2018 performance period is 2.7%, representing the weighted average GDP growth in the primary geographies where the Company does business, using data from the International Monetary Fund’s January 2017 World Economic Outlook Update.

25 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Each of the profit center participants has his own payout matrix based upon the operations for which he is responsible:

•	Mr. Davis’ payout matrix is structured in the same manner as shown above, but is based on an EBITDA margin range of 17.3% to 24.3% and a revenue growth range of 2.4% to 9.4% for the Residential Products Segment and an EBITDA margin range of 14.3% to 21.3% and a revenue growth range of 2.5% to 9.5% for the Industrial Products Segment. His 2017 PGI award was apportioned between Residential Products (79.8%) and Industrial Products (20.2%) based on their relative 2016 EBITDA.

•	Mr. Dolloff’s payout matrix is based on an EBITDA margin range of 22.6% to 29.6% and a revenue growth range of 3.2% to 10.2% for the Specialized Products Segment and an EBITDA margin range of 15.3% to 22.3% and a revenue growth range of 2.9% to 9.9% for the Furniture Products Segment. His 2017 PGI award was apportioned between Specialized Products (56.1%) and Industrial Products (43.9%) based on their relative 2016 EBITDA.

The calculation of revenue growth and EBITDA margin include results from businesses acquired during the performance period. Revenue Growth and EBITDA margin exclude results for any businesses divested during the performance period, and the divested businesses’ revenue is deducted from base revenue used to calculate the growth rate. EBITDA results are adjusted to eliminate gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 2016 10-K; (iii) that are unusual in nature or infrequent in occurrence; (iv) related to the disposal of a segment of a business; or (v) related to a change in accounting principle.

The PGI awards granted in 2016 vested on December 31, 2017. Corporate participants, including Mr. Glassman, Mr. Flanigan, and Mr. Douglas, did not receive a payout for the 2016-2017 PGI awards, as the Company’s revenue growth over those two years did not reach the threshold 2.8% compound annual growth rate. Mr. Davis did not receive a 2016-2017 PGI payout, as the profit centers for which he is responsible also did not reach the revenue growth threshold. Mr. Dolloff received a 250% PGI payout for his profit centers’ performance.

The PGI is typically paid out 50% in cash and 50% in Company stock; however, as permitted by the PGI terms and conditions, the Compensation Committee directed the Company to settle 100% of the 2016-2017 PGI in cash in order to realize certain tax benefits in 2017 in connection with the passage of tax reform legislation.

As discussed on page 30, the PSU awards were redesigned for 2018, and the PGI awards were discontinued for 2018.

Other Compensation Programs

The NEOs have voluntarily deferred substantial portions of their cash compensation into Leggett equity through the Executive Stock Unit Program and the Deferred Compensation Program for many years, building an additional long-term stake in the Company. The Company also provides a 401(k) and non-qualified excess plan in which some of our executives choose to participate.

Executive Stock Unit Program. All our NEOs have significant holdings in the ESU Program, our primary executive retirement plan. These accounts are held until the executives terminate employment.

The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation into diversified investments. We match 50% of the executive’s contribution in Company stock units, purchased at a 15% discount, which may increase up to a 100% match if the Company meets annual ROCE targets linked to the Incentive Plan. The Company makes an additional 17.6% contribution to the diversified investments acquired with executive contributions. Matching contributions vest once employees have participated in the ESU Program for five years. Leggett stock units held in the ESU Program accrue dividends, which are used to acquire additional stock units at a 15% discount. At distribution, the balance of the diversified investments is paid in cash. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash.

26 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Deferred Compensation Program. The Deferred Compensation Program allows key managers to defer up to 100% of salary, incentive awards and other cash compensation in exchange for any combination of the following:

•	Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of our common stock on the dates the compensation or dividends otherwise would have been paid.

•	At-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the last business day of the prior year.

•	Cash deferrals with an interest rate intended to be slightly higher than otherwise available for comparable investments.

Participants who elect a cash or stock unit deferral can receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash. Participants who elect at-market stock options, which have a 10-year term, may exercise them approximately 15 months after the start of the year in which the deferral was made.

Retirement K and Excess Plan. The Company’s defined benefit Retirement Plan was frozen in 2006 (see description on page 40). Employees who had previously participated in the Retirement Plan were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan (the “Retirement K”). The Retirement K includes an age-weighted Company matching contribution designed to replicate the benefits lost by the Retirement Plan freeze.

Many of our officers cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or as a result of their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified Retirement K Excess Plan which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. Amounts earned in the Retirement K Excess Plan are paid out in cash no later than March 15 of the following year and are eligible for the Deferred Compensation Program.

Perquisites and Personal Benefits

The Committee believes perquisites should not be a significant part of our executive compensation program. In 2017, perquisites were less than 1% of each NEO’s total compensation and consisted of use of a Company car and executive physicals.

The Committee approved a new policy in 2017 to allow limited personal use of corporate aircraft by our CEO. Following the Committee’s comprehensive review of Mr. Glassman’s compensation package and given the location of the Company’s headquarters away from any major metropolitan area, the Committee extended this perquisite to facilitate the CEO’s schedule and to enable him to travel more efficiently to attend to Company business. Mr. Glassman’s use of corporate aircraft for personal travel by him and his guests, subject to the aircraft not being scheduled for business purposes, is subject to an annual limit of $100,000 in aggregate incremental cost to the Company, including the cost of “deadhead” flights necessitated by such personal use. The Company will not provide tax reimbursements to Mr. Glassman for any taxes arising from imputed income relating to his use of the corporate aircraft for personal travel by him or his guests.

We believe these benefits are appropriate when viewed in the overall context of our executive compensation program.

27 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

How Compensation Decisions Are Made

The Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Committee may delegate its duties and responsibilities to one or more Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers. The full Board must review and approve certain actions, including employment and severance benefit agreements and amendments to stock plans.

The Committee has the authority to engage its own external compensation consultant as needed and has engaged Meridian Compensation Partners, LLC as its independent consultant since 2012. The Company conducts an annual conflict of interest assessment, which the Committee reviews in order to verify, in the Committee’s judgment, Meridian’s independence and that no conflicts of interest exist. Meridian does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible.

In 2017, the Committee engaged Meridian to perform a competitive review of the Company’s executive pay programs in comparison to market levels. Meridian also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review described below, and assisted with other compensation matters as requested. Representatives from Meridian also attend Committee meetings on request.

The Company’s Legal and Human Resources Departments also provide compensation data, research and analysis that the Committee may request, and personnel from those departments, along with Mr. Glassman and Mr. Flanigan, regularly attend Committee meetings. However, the Committee regularly meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Committee.

The CEO recommends to the Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility. The Committee evaluates those recommendations and accepts or makes adjustments as it deems appropriate.

28 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

The Annual Review and Use of Compensation Data

The Committee conducts an annual review of executive compensation. Historically, the annual review was held in March to set the executive officers’ compensation for that year; however, in 2017, the Committee transitioned to holding the annual review in November to set the executive officers’ compensation for the following year. As a result, the Committee conducted a review in March 2017 with respect to the executive officers’ 2017 compensation and another review in November 2017 with respect to their 2018 compensation. Unless noted otherwise, the description of the annual review below applies to both the March and November reviews conducted during this transition year.

During the annual review, the Committee evaluates the four primary elements of the annual compensation package for executive officers: base salary, annual incentive, performance stock units and the Profitable Growth Incentive. As discussed above, increases to base salary affect all of the other elements of the compensation package, because the variable compensation elements (annual incentive, PSUs and PGI) are each set as a percentage of base salary. The Committee also reviews the secondary compensation elements, such as voluntary equity plans and retirement plans, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made at various times throughout the year as the plans or agreements giving rise to the compensation are reviewed.

In connection with the annual review, the Committee evaluates the following data presented by the Company and Meridian to consider each executive’s compensation package in the context of past decisions, internal pay relationships and the external market:

•	Compensation data available from proxy filings of the executive compensation peer group, and two general industry surveys published by national consulting firms (described more fully below).

•	Current annual compensation for each executive officer.

•	The potential value of each executive officer’s compensation package under three Company performance scenarios (threshold, target and outstanding performance).

•	Comparison of CEO target and realizable pay for the prior five years.

•	The cash-to-equity ratio and fixed-to-variable pay ratio of each executive officer’s compensation package.

•	Compliance with our stock ownership requirements.

•	A summary of each executive’s accumulated wealth from outstanding equity awards, including a sensitivity analysis of the impact of changes in our stock price.

Among the factors the Committee considers when making compensation decisions is the compensation of our NEOs relative to the compensation paid to similarly-situated executives in our markets. We believe, however, that a benchmark should be just that—a point of reference for measurement, not the determinative factor for our executives’ compensation. Because the comparative compensation information is just one of several analytic tools that are used in setting executive compensation, the Committee has discretion in determining the nature and extent of its use.

Benchmarking Against Peer Companies. In 2017, the Committee again used a peer group to provide additional insight into company-specific pay levels and practices. The Committee evaluates market data provided by compensation surveys, and views the use of a peer group as an additional reference point when reviewing the competitiveness of NEO pay levels.

In developing the peer group, the Committee directed Meridian to focus on companies in comparable industries with a similar size and scope of business operations as Leggett. The Committee periodically reviews the composition of the peer group to ensure these companies remain relevant for comparative purposes.

In 2017, the Committee approved the following peer group of 18 U.S. based, publicly-traded manufacturing companies, with Leggett near the group’s median revenue and market cap:

Allegion PLC	HNI Corporation
American Axle & Manufacturing Holdings, Inc.	Lennox International Inc.
A. O. Smith Corporation	Masco Corporation
Autoliv, Inc.	Mohawk Industries, Inc.
Carlisle Companies, Incorporated	Owens Corning
Dana Incorporated	PENTAIR plc
Fortune Home Brands & Security, Inc.	Tempur Sealy International, Inc.
Harman International Industries, Incorporated(1)	Tenneco Inc.
Herman Miller, Inc.	USG Corporation

(1)	Prior to the November 2017 review, Harman International was removed from the peer group, as it had been acquired by another company.

29 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Compensation Survey Data. The Committee used broad-based compensation surveys published by Towers Watson (U.S. Compensation Data Bank—General Industry) and Aon Hewitt (TCM Total Compensation by Industry—Executive, United States) to develop a balanced picture of the compensation market.

We sought the largest sample size possible from each survey, as we believe the validity of data increases with sample size. The Committee reviewed data from large companies across all industries (median revenue of $4.0 billion) from the Towers Watson survey and large manufacturing companies (median revenue of $3.6 billion) from the Aon Hewitt survey. The Committee used comparator groups that most closely match the NEOs’ job descriptions; however, the Committee is not made aware of the specific companies in the applicable survey groups.

The Committee used the peer group and compensation surveys to get a general sense of the competitive market. These sources generally showed our executive officers’ compensation was in line with median total compensation with an above-average percentage of at-risk, performance-based pay. Individual pay levels may vary relative to the market median for a number of reasons, including tenure, responsibilities, performance and the like.

Additional Considerations. Although the Committee views benchmarking data as a useful guide, it gives significant weight to (i) the mix of fixed to variable pay, (ii) the ratio of cash to equity-based compensation, (iii) internal pay equity, and (iv) individual responsibilities, experience and merit when establishing base salaries, annual incentive percentages and equity award percentages. While the Committee monitors these pay relationships, it does not target any specific pay ratios.

The Committee also considers the Company’s merit increase budget for all salaried U.S. employees in determining salary increases for executive officers. The 2017 merit increase budget of 3% was based on the Consumer Price Index, other national economic data and our own business climate.

Compensation Adjustments for 2017. In connection with the March 2017 review relating to the executive officers’ 2017 compensation, the Committee raised Mr. Glassman’s base salary by 6.8% and Mr. Flanigan’s by 5.2%. Mr. Glassman’s 2017 annual incentive target percentage was increased from 115% to 120% of base salary. In light of the 2016 changes to the Company’s management structure and their increased responsibilities, Mr. Davis and Mr. Dolloff each received a 17.7% increase in their 2017 base salary and their 2017 annual incentive target percentages were increased from 60% to 80% of base salary. Mr. Douglas’ base salary was increased by 10%.

Compensation Adjustments for 2018. In connection with the November 2017 review relating to the executive officers’ 2018 compensation, the Committee raised Mr. Glassman’s base salary by 4.3%, Mr. Flanigan’s by 4.0%, and Mr. Davis’ and Mr. Dolloff’s by 2.4% each. Mr. Douglas’s 2018 base salary was increased by 15.2% as a result of taking on additional responsibilities and benchmarking comparisons. Each of the NEO’s annual incentive target percentages remained unchanged for 2018.

The Committee also approved changes to the long-term incentive awards granted in 2018. Previously, the NEOs received a three-year Performance Stock Unit award based upon relative TSR (as described on page 24) and a two-year Profitable Growth Incentive award based upon EBITDA margin and revenue growth (as described on page 25). Each NEO had a separate PSU award percentage and a separate PGI award percentage.

30 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

In order to better align the compensation package with the Company’s long-term strategy, the Committee approved the transition to a single, three-year PSU award with 50% of the award vesting based upon relative TSR and 50% vesting based upon EBIT CAGR (the primary operational driver for increasing our TSR) according to the following schedules:

Relative TSR(1) Percentile	Relative TSR Vesting %	EBIT CAGR(2) %	EBIT CAGR Vesting %
25%	25%
30%	35%
35%	45%
40%	55%
45%	65%
50%	75%	2%	75%
55%	100%	4%	100%
60%	125%	6%	125%
65%	150%	8%	150%
70%	175%	10%	175%
75%	200%	12%	200%

(1)	Relative TSR is the Company’s Total Shareholder Return compared to a peer group consisting of all the companies in the Industrial, Consumer Discretionary and Materials sectors of the S&P 500 and S&P 400.

(2)	EBIT CAGR is the Company’s (for Glassman, Flanigan and Douglas) or applicable Segments’ (for Davis and Dolloff) compound annual growth rate of Earnings Before Interest and Taxes (“EBIT”) in the third fiscal year of the performance period compared to the Company’s (or applicable Segments’) EBIT in the fiscal year immediately preceding the performance period. The calculation of EBIT CAGR will include results from businesses acquired during the performance period, and will exclude results for any businesses divested during the performance period. EBIT CAGR will also exclude (i) results from non-operating branches, (ii) certain currency and hedging-related gains and losses, (iii) gains and losses from asset disposals, (iv) items that are outside the scope of the Company’s core, on-going business activities, and (v) with respect to Segments, all amounts relating to corporate allocations. EBIT CAGR will be adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 10-K relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

For the transition from two long-term incentive awards to a single PSU award, the executive officers’ 2017 PSU and PGI award percentages were aggregated. The Committee reviewed the combined award percentages in the context of the benchmarking data and the other considerations described above and made the following adjustments to the NEOs: Mr. Glassman’s combined PSU award percentage was increased from 352% to 400% of base salary, Mr. Flanigan’s award percentage was increased from 245% to 250%, Mr. Davis’ and Mr. Dolloff’s award percentages were both increased from 194% to 250%, and Mr. Douglas’ award percentage was increased from 151% to 155%.

In connection with the decision to move a significant portion of the long-term incentive opportunity from a two-year to a three-year performance period by eliminating PGI awards in 2018, the Committee also granted each executive officer a one-time transition PSU award in 2018 based upon EBIT CAGR only over a two-year performance period. This transition PSU award was set at 50% of the executive officers’ 2018 PSU award percentages described above.

The base salary adjustments approved at the November 2017 review became effective January 7, 2018, and the 2018 PSU awards were granted on February 20, 2018. As a result, the changes described in this section are not reflected in the Summary Compensation Table at page 34 or the following tables concerning compensation for the year ending December 31, 2017.

31 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Equity Grant Practices

The Committee discussed the 2017 equity-based awards at length at its November 2016 meeting, and then approved the 2017 PSU grants during a telephone meeting on the first business day of the year. The PGI awards were approved at the Committee’s March 2017 meeting. The Committee does not approve grants of equity-based awards when aware of material inside information.

Performance of Past Equity-Based Awards. The Committee monitors the value of past equity-based awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executive’s accumulated variable compensation. However, the Committee does not increase current-year equity-based awards, or any other aspect of the NEOs’ compensation, to adjust for below-expected performance of past equity-based awards.

Clawback Provisions. All equity-based awards are subject to a clawback provision included in our Flexible Stock Plan, which allows the Committee to recover any benefits received on the vesting, exercise or payment of any award if the employee violates any confidentiality, non-solicitation or non-compete obligations, or engages in activity adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement. In addition, the award documents for our PSU and PGI programs include clawback provisions triggered if the Company is required to restate previously reported financial results.

Executive Stock Ownership Guidelines. The Committee believes executive officers should maintain a meaningful ownership stake in the Company to align their interests with those of our shareholders. We expect executive officers to attain the following levels of stock ownership within five years of appointment and to maintain those levels throughout their employment.

Position	Ownership Requirement
CEO	5X base salary
CFO	3X base salary
All Other Executive Officers	2X base salary

Shares of the Company’s stock owned outright, stock units and net shares acquirable upon the exercise of deferred compensation stock options count toward satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. An executive officer who has not met the ownership requirement or falls below it due to a stock price decline, may not sell Leggett shares and must hold any net shares acquired upon the exercise of stock options or vesting of stock units until he meets the ownership threshold. As of December 31, 2017, all of our NEOs were in compliance with their stock ownership requirements with holdings well in excess of these threshold levels.

32 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Change in Control Agreements

Our NEOs do not have employment agreements and are all considered at-will employees.

In May 2017, the Company entered into severance benefit agreements with Mr. Glassman, Mr. Flanigan, Mr. Davis and Mr. Dolloff. Mr. Douglas also has a severance benefit agreement which was last amended in 2008. These agreements are designed to protect both the executive officers’ and the Company’s interests in the event of a change in control of the Company. The material terms and conditions of these agreements and the Company’s potential financial obligations arising from these agreements are described on page 42.

The benefits provided under the severance benefit agreements do not impact the Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

Tax Considerations

For tax years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to certain executive officers; however, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company takes reasonable and practical steps to minimize compensation that exceeds the $1 million cap, including the decision to pay the PSUs and PGI awards that vested in 2017 entirely in cash (as described on pages 25 and 26). In some circumstances the Committee may determine the best form of compensation for the intended purpose may be one that is not tax-deductible under Section 162(m), such as the inclusion of IPGs in the annual incentive program.

In 2017, the Company paid Mr. Glassman some non-deductible compensation which exceeded the $1 million threshold. Those amounts resulted from base salary, payouts of previously deferred compensation, and the IPG portion of the annual incentive.

On December 22, 2017, the U.S. federal government enacted tax reform legislation, which, among other things, eliminated the performance-based compensation exception under Section 162(m). As a result, the Company currently expects that, with respect to 2018 and beyond, any compensation amounts over $1 million paid to any NEO will no longer be deductible unless grandfathered under the exception for pre-existing contractual arrangements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, the Committee has recommended to the Board of Directors that this Compensation Discussion & Analysis be included in this proxy statement.

Phoebe A. Wood (Chair)

Robert E. Brunner

R. Ted Enloe, III

Manuel A. Fernandez

Joseph W. McClanathan

Judy C. Odom

33 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Summary Compensation Table

The following table reports the total 2017 compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2017. Collectively, we refer to these five executives as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value; Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (1)(5)	Total
Karl G. Glassman	2017	$1,154,808	$4,217,693		$1,068,809	$79,137	$496,581	$7,017,028
President and Chief Executive Officer	2016	1,095,000	3,565,927	$869,276	1,863,345	84,295	577,209	8,055,052
	2015	833,077	2,421,092		1,049,328	50,383	519,150	4,873,030
Matthew C. Flanigan	2017	542,731	1,388,732		334,840	28,845	367,827	2,662,975
Executive VP—Chief Financial Officer	2016	519,308	1,161,499		604,588	29,665	364,699	2,679,729
	2015	503,077	1,294,712		567,840	17,908	343,283	2,726,820
Perry E. Davis	2017	479,808	891,059		407,250	20,346	133,114	1,931,577
Executive VP, President— Residential Products & Industrial Products	2016	386,154	677,094		332,775	22,235	121,716	1,539,974
	2015	365,846	736,177		312,576	7,406	115,594	1,537,599

J. Mitchell Dolloff(6)	2017	479,808	891,059		437,625	17,098	200,874	2,026,464
Executive VP, President— Specialized Products & Furniture Products	2016	344,846	613,773		329,368	14,952	154,560	1,457,499
Scott S. Douglas(6)	2017	321,923	489,753		121,440	16,591	111,575	1,061,282
Senior VP—General Counsel & Secretary

(1)	Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation and certain other cash items) that was deferred into the ESU Program (to acquire diversified investments) and/or the Deferred Compensation Program (to acquire, at the NEO’s election, an interest-bearing cash deferral or Leggett stock units), as follows:

				Deferred Compensation Program
Name	Year	Total Cash Compensation Deferred	ESU ($)	Cash Deferral ($)	Stock Options (#)	Stock Units (#)
Karl G. Glassman	2017	$1,019,455	$219,455		40,917	10,311
	2016	1,092,909	292,909		47,596	10,621
	2015	985,382	185,382			21,862
Matthew C. Flanigan	2017	900,820				24,724
	2016	944,230	109,527		15,448	17,971
	2015	770,110	104,271			17,831
Perry E. Davis	2017	246,294	85,904	$160,390
	2016	171,821	69,038	102,783
	2015	114,067	65,021	49,046
J. Mitchell Dolloff	2017	482,504	88,817			11,773
	2016	360,863	64,546			7,486
Scott S. Douglas	2017	200,314	41,430			4,370

See the Grants of Plan-Based Awards Table on page 37 for further information on Leggett equity-based awards received in lieu of cash compensation in 2017.

34 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

(2)	Amounts reported in this column reflect the grant date fair value of the PSU awards and Profitable Growth Incentive awards, as detailed in the table below. For a description of the assumptions used in calculating the grant date fair value, see Note K to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2017. The potential maximum fair value of the PSU awards and the PGI awards on the grant date are also included in the table below.

Name	Year	PSU Awards: Grant Date Fair Value	PSU Awards: Potential Maximum Value at Grant Date	PGI Awards: Grant Date Fair Value	PGI Awards: Potential Maximum Value at Grant Date
Karl G. Glassman	2017	$3,346,963	$5,857,184	$870,730	$2,176,826
	2016	2,648,552	4,634,966	917,375	2,293,438
	2015	1,759,519	3,079,157	661,573	1,653,932
Matthew C. Flanigan	2017	1,012,463	1,771,809	376,269	940,673
	2016	777,096	1,359,918	384,403	961,006
	2015	930,951	1,629,164	363,761	909,402
Perry E. Davis	2017	611,538	1,070,191	279,521	698,803
	2016	420,676	736,183	256,418	641,044
	2015	497,141	869,996	239,036	597,591
J. Mitchell Dolloff	2017	611,538	1,070,191	279,521	698,803
	2016	381,520	667,660	232,253	580,631
Scott S. Douglas	2017	332,413	581,722	157,340	393,350

(3)	Amounts in this column represent the grant date fair value of the stock options calculated using the Black-Scholes option value model. For a description of the assumptions used in calculating the grant date fair value, see Note K to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2017.

(4)	Amounts reported in this column for 2017 are set forth below.

Name	Change in Pension Value(a)	ESU Program(b)	Deferred Stock Units(c)	Cash Deferrals(d)	Total
Karl G. Glassman	$11,904	$35,337	$31,896		$79,137
Matthew C. Flanigan	5,509	15,013	8,323		28,845
Perry E. Davis	7,025	9,698		$3,623	20,346
J. Mitchell Dolloff		6,600	10,498		17,098
Scott S. Douglas	9,100	6,064	1,427		16,591

(a)	Change in the present value of the NEO’s accumulated benefits under the defined benefit Retirement Plan, as described on page 40. The present value of Retirement Plan benefits was affected by the decrease in the Plan’s discount rate from 3.75% to 3.5% in 2017.

(b)	15% discount on dividend equivalents for stock units held in the ESU Program, as described on page 26.

(c)	20% discount on dividend equivalents for stock units held in the Deferred Compensation Program, as described on page 27.

(d)	Above-market portion of the interest earned on cash deferrals under the Deferred Compensation Program, as described on page 27.

35 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

(5)	Amounts reported in this column for 2017 are set forth below:

Name	ESU Program(a)	Deferred Stock Units(b)	Retirement K Matching Contributions (c)	Retirement K Excess Payments (c)	Life and Disability Insurance Benefits	Perks(d)	Total
Karl G. Glassman	$292,281	$100,000	$9,720	$70,330	$5,055	$19,195	$496,581
Matthew C. Flanigan	96,524	225,205		31,593	3,870	10,635	367,827
Perry E. Davis	97,272		9,720	22,252	3,870		133,114
J. Mitchell Dolloff	100,382	98,422			2,070		200,874
Scott S. Douglas	52,841	39,721	9,720	6,241	3,052		111,575

(a)	This amount represents the Company’s matching contributions under the ESU Program, the additional 17.6% contribution for diversified investments acquired with employee contributions and the 15% discount on Leggett stock units acquired with Company matching contributions.

(b)	This amount represents the 20% discount on stock units acquired with employee contributions to the Deferred Compensation Program.

(c)	The Retirement K and Retirement K Excess Plan are described on page 27.

(d)	Only perquisites or other personal benefits with an aggregate value of $10,000 or more are included in the Summary Compensation Table. Perquisites for our executive officers in 2017 consisted of use of a Company car, limited personal use of corporate aircraft by the CEO, and executive physicals. For disclosure purposes, perquisites are valued at the Company’s incremental cost. Mr. Glassman’s use of corporate aircraft for personal travel by him and his guests, subject to the aircraft not being scheduled for business purposes, is subject to an annual limit of $100,000 in aggregate incremental cost to the Company, including the cost of “deadhead” flights necessitated by such personal use.

(6)	Mr. Dolloff became an NEO of the Company for the first time in 2016. Mr. Douglas became an NEO for the first time in 2017.

36 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Grants of Plan-Based Awards in 2017

The following table sets forth, for the year ended December 31, 2017, information concerning each grant of an award made to the NEOs in 2017 under the Company’s Flexible Stock Plan and the Key Officers Incentive Plan.

		Award Type (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Shares of Stock	All Other Option Awards: Securities Underlying	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Options (#)(5)
Karl G. Glassman	3/22/17	AI	$697,656	$1,395,313	$2,092,969
	1/3/17	PSU				16,488	49,463	115,413				$3,346,963
	3/22/17	PGI				4,365	17,460	43,650				870,730
	—	DSU							10,311			500,000
	12/30/16	DSO								40,917	$48.88	448,450
Matthew C. Flanigan	3/22/17	AI	220,000	440,000	660,000
	1/3/17	PSU				4,988	14,963	34,913				1,012,463
	3/22/17	PGI				1,886	7,545	18,863				376,269
	—	DSU							24,724			1,126,025
Perry E. Davis	3/22/17	AI	225,000	375,000	562,500
	1/3/17	PSU				3,013	9,038	21,088				611,538
	3/22/17	PGI				1,401	5,605	14,013				279,521
J. Mitchell Dolloff	3/22/17	AI	225,000	375,000	562,500
	1/3/17	PSU				3,013	9,038	21,088				611,538
	3/22/17	PGI				1,401	5,605	14,013				279,521
	—	DSU							11,773			492,109
Scott S. Douglas	3/22/17	AI	82,500	165,000	247,500
	1/3/17	PSU				1,638	4,913	11,463				332,413
	3/22/17	PGI				789	3,155	7,888				157,340
	—	DSU							4,370			198,605

(1)	Award Type:
AI—Annual Incentive
PSU—Performance Stock Units
PGI—Profitable Growth Incentive
DSU—Deferred Stock Units
DSO—Deferred Stock Options

(2)	The performance metrics, payout schedules and other details of the NEOs’ annual incentive are described on page 22.

(3)	PSU awards vest at the end of a three-year performance period based on our TSR as measured relative to a peer group. The PSU awards are described on page 24. PGI awards vest at the end of a two-year performance period based on a combination of revenue growth and EBITDA margin. The PGI awards are described on page 25.

(4)	DSU amounts (from the Deferred Compensation Program described on page 27) reported in this column represent stock units acquired in lieu of cash compensation. Stock units are purchased on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. DSUs are acquired at a 20% discount to the market price of our common stock on the acquisition date. We recognize a compensation expense for this discount, which is reported in the All Other Compensation column of the Summary Compensation Table on page 34.

(5)	Options issued under the Deferred Compensation Program are described on page 27.

(6)	The exercise price is the closing market price of the Company’s common stock on the grant date.

37 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table reports the outstanding stock options, performance stock units, Profitable Growth Incentive awards and restricted stock units held by each NEO as of December 31, 2017.

	Option Awards						Stock Awards
			Securities Underlying Unexercised Options				Equity Incentive Plan Awards— Unearned Shares, Units or Other Unvested Rights
Name	Grant Date(1)		Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date	Performance Period(2)	Number of Units (#)(3)	Market or Payout Value ($)(4)
Karl G. Glassman	1/4/2010		105,300		$20.51	1/3/2020	PSU Awards
	1/3/2011		101,675		23.14	1/2/2021	2016-2018	49,463	$2,360,869
	1/3/2012		98,675		23.14	12/31/2021	2017-2019	16,488	786,972
	12/31/2015	*	47,596		42.02	12/30/2025	PGI Awards
	1/4/2016		26,816	53,633	41.02	1/3/2026	2017-2018	43,650	2,083,415
Total			380,062	53,633				109,601	$5,231,256
Matthew C. Flanigan	1/3/2011		49,575		23.14	1/2/2021	PSU Awards
	1/3/2012		47,975		23.14	12/31/2021	2016-2018	14,513	692,705
	12/31/2015	*	15,448		42.02	12/30/2025	2017-2019	4,988	238,077
							PGI Awards
							2017-2018	18,863	900,331
Total			112,998					38,364	1,831,113
Perry E. Davis	1/3/2012		30,825		23.14	12/31/2021	PSU Awards
							2016-2018	7,856	374,967
							2017-2019	3,013	143,810
							PGI Awards
							2017-2018	14,013	668,840
Total			30,825					24,882	1,187,617
J. Mitchell Dolloff							PSU Awards
							2016-2018	7,125	340,076
							2017-2019	3,013	143,810
							PGI Awards
							2017-2018	14,013	668,840
Total								24,151	1,152,726
Scott S. Douglas	1/3/2011		18,450		23.14	1/2/2021	PSU Awards
	1/3/2012		19,175		23.14	12/31/2021	2016-2018	4,163	198,700
							2017-2019	1,638	78,182
							PGI Awards
							2017-2018	7,888	376,494
Total			37,625					13,689	653,376

(1)	These option grants were issued subject to our standard vesting terms, become exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date, and have a 10-year term.

*Denotes an option grant under the Deferred Compensation Program—these options become exercisable on March 15, approximately 15 months following the grant date, and have a 10-year term.

(2)	PSU awards were granted on the first business day of the year and have a three-year performance period (awards with a 2017–2019 performance period were granted on January 4, 2017 and vest on December 31, 2019). PGI awards were granted in connection with our Compensation Committee’s regularly-scheduled February or March meeting and have a two-year performance period (awards with a 2017–2018 performance period were granted on March 22, 2017 and vest on December 31, 2018).

(3)	For the 2016–2018 PSU awards, these amounts reflect the target payout (75% of the base award) because Leggett’s TSR ranking as of December 31, 2017 was above the threshold level (performance in the 28th percentile of the peer group versus the 25th percentile threshold). For the 2017-2019 PSU awards, these amounts reflect the threshold payout (25% of the base award) because Leggett’s TSR ranking as of December was at the 22nd percentile. The PSUs are described at page 24.

For the 2017–2018 PGI awards, these amounts reflect the maximum potential payout (175% of the base award) for all NEOs, as the combined revenue growth and EBITDA margin over the performance period for the Company or the applicable profit centers are projected, as of December 31, 2017, to result in a payout above the target. The PGI awards are described at page 25.

(4)	Values shown in this column were calculated by multiplying the number of units shown in the prior column by the per share value of $47.73, the closing market price of our common stock on December 31, 2017.

38 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Option Exercises and Stock Vested in 2017

The following table reports the number of stock options exercised and stock awards vested in 2017, and the value realized by the NEOs upon exercise or vesting of such awards. The stock award amounts represent the payout of the 2015 PSU awards and the 2016 PGI at the end of their respective performance periods on December 31, 2017.

	Option Awards		Stock Awards(1)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Karl G. Glassman	—	—	25,422	$1,213,392
Matthew C. Flanigan	51,350	$1,492,745	13,451	642,016
Perry E. Davis	—	—	7,183	342,845
J. Mitchell Dolloff	20,000	561,729	17,062	814,369
Scott S. Douglas	14,275	369,114	3,767	179,799

(1)	Amounts reported in these columns consist of vested PSU and PGI awards, allocated as follows:

	PSU		PGI
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karl G. Glassman	25,422	$1,213,392	—	—
Matthew C. Flanigan	13,451	642,016	—	—
Perry E. Davis	7,183	342,845	—	—
J. Mitchell Dolloff	4,087	195,073	12,975	$619,297
Scott S. Douglas	3,767	179,799	—	—

(2)	Amounts in this column are calculated based upon the closing price of the Company’s stock on the vesting date.

39 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Pension Benefits in 2017

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date, and the Retirement Plan was closed to new participants. In 2007, employees who had previously participated in the Retirement Plan were offered a replacement benefit package consisting of the Retirement K and the Retirement K Excess Program discussed at page 27. Although participants no longer accrue additional benefits under the Retirement Plan, the present value of the benefits may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly salary for each year of participation in the Retirement Plan. Benefits are calculated based on actual years of participation in the Retirement Plan, and benefits become payable when a participant reaches age 65 (normal retirement age). Mr. Glassman, Mr. Flanigan, Mr. Davis, and Mr. Douglas are eligible for early retirement benefits under the Retirement Plan (minimum age 55 and at least 15 years of service), under which they would receive a monthly benefit reduced by 1/180th for the first 60 months and a monthly benefit reduced by 1/360th for any additional months before reaching normal retirement age. Mr. Dolloff is not a Retirement Plan participant.

The following table lists the present value of accumulated benefits payable to the NEOs under the Retirement Plan:

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Karl G. Glassman	36	$310,680	—
Matthew C. Flanigan	21	120,320	—
Perry E. Davis	37	177,512	—
J. Mitchell Dolloff	—	—	—
Scott S. Douglas	30	227,187	—

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2017 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2014 mortality table and discounted that amount back to December 31, 2017 using a 3.5% discount rate for US plans. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes found in Note L to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2017, except those are reported on a weighted average basis for all plans.

40 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Non-Qualified Deferred Compensation in 2017

The following table provides the aggregate 2017 contributions, earnings, withdrawals, and ending balances for each NEO’s deferred compensation accounts. The year-end balances are based on the $47.73 closing market price of our common stock on December 31, 2017.

Name	Deferral Type or Program (1)	Executive Contributions in 2017 (2)	Company Contributions in 2017 (2)	Aggregate Earnings in 2017 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2017 (4)
Karl G. Glassman	ESU	$219,455	$292,281	$164,700		$9,054,871
	DSU	400,000	100,000	29,909	$635,068	4,704,985
	EDSP			2,216		514,625
Total		619,455	392,281	196,825	$635,068	14,274,481
Matthew C. Flanigan	ESU		96,524	156,979		3,943,474
	DSU	900,820	225,205	44,062	882,301	2,062,079
Total		900,820	321,729	201,041	882,301	6,005,553
Perry E. Davis	ESU	85,904	97,272	45,879		2,566,090
	DCC	160,390		4,500	159,586	321,539
Total		246,294	97,272	50,379	159,586	2,887,629
J. Mitchell Dolloff	ESU	88,817	100,382	36,215		1,856,754
	DSU	393,687	98,422	81,255	214,981	2,155,725
Total		482,504	198,804	117,470	214,981	4,012,479
Scott S. Douglas	ESU	41,430	52,841	73,538		1,696,194
	DSU	158,884	39,721	9,107	109,113	372,724
Total		200,314	92,562	82,645	109,113	2,068,918

(1)	Deferral Type or Program:

ESU = Executive Stock Unit Program (see description at page 26).
DCC = Deferred Compensation Program—Cash Deferral (see description at page 27).
DSU = Deferred Compensation Program—Stock Units (see description at page 27).
EDSP = Executive Deferred Stock Program. This is a frozen program under which executives deferred the gain from their stock option exercises from 1 to 15 years. Upon deferral, the participant was credited with stock units representing the net option shares deferred, and the units accumulate dividend equivalents during the deferral period.

(2)	Amounts reported in these columns are also included in the totals reported in the Summary Compensation Table.

(3)	Aggregate earnings include interest, dividends and the appreciation (or depreciation) of the investments in which the accounts are held. The following amounts, representing preferential earnings relating to interest and dividends paid in 2017 on the ESU and Deferred Compensation Programs, are reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table: Glassman—$67,233; Flanigan—$23,336; Davis—$13,321; Dolloff—$17,098; and Douglas—$7,491.

(4)	Of the balances reported in this column (which are net of distributions from prior years’ deferrals), the following aggregate amounts were included in the totals reported in the Summary Compensation Table in 2015, 2016 and 2017: Glassman—$3,762,680; Flanigan—$3,492,817; Davis—$838,459; Dolloff—$1,227,073 (for 2016 and 2017 only); and Douglas—$300,367(for 2017 only).

41 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Potential Payments upon Termination or Change in Control

This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts generally paid to our salaried employees upon termination of employment. None of the NEOs have employment agreements and are all considered at-will employees.

Severance Benefit Agreements. In May 2017, the Company entered into new severance benefit agreements with Mr. Glassman, Mr. Flanigan, Mr. Davis, and Mr. Dolloff, which provide for specific payments and benefits upon certain termination events or a change in control of the Company. Upon a change in control of the Company, the severance agreements provide for severance payments and benefits during a 24 month period (the “Protected Period”) following the change in control.

In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 40% or more of our common stock, (ii) the current directors or their “successors” no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 65% of the voting securities of the surviving corporation are owned by our former shareholders, (iv) the Company is liquidated or sells substantially all of its assets to an unrelated third party, or (v) the Company enters into an agreement or publicly announces an intent to take actions which would result in a change in control.

The payments and benefits payable under the severance agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or upon disability) or the executive officer terminates his employment for “good reason.” In general, the executive officer would have good reason to terminate his employment if he were required to relocate or experienced a reduction in job responsibilities, compensation or benefits, or if the successor company did not assume the obligations under the agreement. The Company may cure the “good reason” for termination within 30 days of receiving notice of such from the executive.

If Company terminates the executive for cause, the severance benefits do not become payable. Events triggering a termination for cause include (i) conviction of a felony or any crime involving Company property, (ii) willful breach of the Code of Conduct or Financial Code of Ethics that causes significant injury to the Company, (iii) willful act or omission of fraud, misappropriation or dishonesty that causes significant injury to the Company or results in material enrichment of the executive at the Company’s expense, (iv) willful violation of specific written directions of the Board following notice of such violation, or (v) continuing, repeated, willful failure to substantially perform duties after written notice from the Board.

Once the double trigger conditions are satisfied, the executive becomes entitled to receive the following payments and benefits:

•	Base salary through the date of termination.

•	Pro-rata annual incentive award based upon the actual results under the Key Officers Incentive Plan for the year of termination.

•	Severance payments equal to 200% of base salary and target annual incentive paid in bi-weekly installments over 24 months following the date of termination.

•	Continuation of health insurance, life insurance and fringe benefits for 24 months following the date of termination, as permitted by the Internal Revenue Code, or an equivalent bi-weekly cash payment.

•	Lump sum additional retirement benefit based upon the actuarial equivalent of an additional 24 months of continuous service following the date of termination.

The executive is not required to mitigate the amount of any termination payment or benefit provided under his severance benefit agreement, but any health insurance or fringe benefits he may receive from a new job will reduce any benefits provided under the agreement.

Mr. Douglas also has a severance benefit agreement, last amended in 2008, the terms of which are substantially similar to those described above, with the following exceptions: (i) the Protected Period is 12 months, (ii) the pro-rata annual incentive for the year of termination is based upon the maximum payout under the Key Officers Incentive Plan, (iii) severance payments are equal to 100% of base salary and target annual incentive over a 12 month period, (iv) health insurance and fringe benefits continued for 12 months following the date of termination, and (v) the lump sum additional retirement benefit is based upon 12 months of additional service. This agreement also provides that, prior to a change in control, the Company must provide three months’ prior notice to terminate his employment.

42 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Accelerated Vesting of PSUs, PGI and Options. The terms and conditions of the PSU awards provide for “double trigger” vesting (a change in control of the Company that leads to a termination of employment), such that all outstanding PSUs will become vested with the payout percentage set at the 175% maximum. The Profitable Growth Incentive awards also have double trigger vesting, such that all outstanding PGI awards will become vested at the 250% maximum payout percentage. Stock option awards from previous years provide for immediate, “single trigger” vesting in the event of a change in control of the Company. The acceleration of equity-based award vesting upon a change in control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity-based awards at the time of the transaction.

The tables below provide the estimated potential payments and benefits that the NEOs would receive in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

•	Each termination of employment is deemed to have occurred on December 31, 2017. Potential payments reflect the benefits and arrangements in effect on that date.

•	The tables reflect only the additional payments and benefits the NEOs would be entitled to receive as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (such as deferred compensation accounts and pension benefits) and payments generally available to U.S. employees upon termination of employment (such as accrued vacation) are not included in the tables.

•	To project the value of stock plan benefits, we used the December 29, 2017 closing market price of our common stock of $47.73 per share and a dividend yield of 2.93%.

The potential payments and benefits presented in the following tables are only estimates provided solely for disclosure purposes and may vary from the amounts that are ultimately paid in connection with an actual termination of employment.

Potential Payments upon Termination Following a Change in Control

Name	Severance Payments(1)	Vesting of PSU and PGI Awards(2)	Vesting of Stock Options(3)	Retirement Benefits(4)	Health and Life Insurance Benefits(5)	Total
Karl G. Glassman	$5,170,000	$6,550,346	$359,887	$1,315,674	$37,245	$13,433,142
Matthew C. Flanigan	1,980,000	2,099,989		521,903	49,150	4,651,042
Perry E. Davis	1,800,000	1,297,501		424,906	37,310	3,559,717
J. Mitchell Dolloff	1,800,000	1,270,626		317,782	27,718	3,416,126
Scott S. Douglas	624,360	707,776		221,379	15,979	1,569,494

(1)	This amount represents the bi-weekly cash severance payments made during the Protected Period pursuant to the severance agreements. The severance agreements for Mr. Glassman, Mr. Flanigan, Mr. Davis, and Mr. Dolloff also provide for a pro-rata annual incentive payment for the year in which the termination occurs; however, this amount vests under the Key Officers Incentive Plan on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2017. Mr. Douglas’ severance agreement provides for a pro-rata annual incentive payment at the maximum payout level, so his severance payment also includes the difference between his actual 2017 KIOP payout and the maximum payout.

(2)	Upon a termination of employment following a change in control, the PSU awards provide for payout at the 175% maximum, and the PGI awards provide for payout at the 250% maximum. These amounts represent the incremental portion of the award attributable to the additional vesting beyond December 31, 2017: 33% of the total 2016-2018 PSU awards, 67% of the 2017-2019 PSU awards, and 50% of the 2017-2018 PGI.

(3)	This amount represents that portion of Mr. Glassman’s January 4, 2016 stock option grant that was unvested as of December 31, 2017. Under the terms of the option award, vesting continues for three and a half years after a termination following a change in control.

(4)	This amount represents the additional retirement benefit due under the severance agreements based upon additional Company contributions under the Executive Stock Unit Program, the Retirement K, and the Retirement K Excess Plan for the length of the Protected Period.

(5)	This amount represents the value of continuation of health insurance and life insurance premiums which continue through the Protected Period under the severance agreements.

43 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Potential Payments upon Termination Following a Disability

Name	Vesting of PSU and PGI Awards(1)	Vesting of Stock Options(2)	Total
Karl G. Glassman	$392,130	$359,877	$752,007
Matthew C. Flanigan	154,561		154,561
Perry E. Davis	82,160		82,160
J. Mitchell Dolloff	77,898		77,898
Scott S. Douglas	60,494		60,494

(1)	The PSU and PGI awards provide for continued vesting for 18 months after the onset of the disability leading to the executive’s termination. These amounts represent the value of the awards’ additional vesting following termination and are based on the projected payouts as of December 31, 2017.

(2)	This amount represents that portion of Mr. Glassman’s January 4, 2016 stock option grant that was unvested as of December 31, 2017. Under the terms of the option award, vesting continues for three and a half years after a termination following a disability.

In the event of a termination of employment due to a NEO’s death, the standard salaried employee’s life insurance benefit is payable at two times base salary (up to a maximum $800,000), which doubles in the event of death due to an accident.

CEO Pay Ratio

The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the methodology described below, pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K.

The annual compensation of Leggett’s Chief Executive Officer for 2017 (as set forth in the Summary Compensation Table on page 34) was $7,017,028, and the annual compensation for our median employee was $16,403 resulting in a ratio of 428 to one. As a multi-national manufacturing company, a majority of Leggett’s workforce is employed outside the United States. In addition, approximately three-fourths of Leggett’s employees are hourly-paid production workers. Leggett operates over 120 manufacturing facilities in 18 countries, and we offer competitive compensation and benefits in line with local labor markets and in accordance with applicable laws.

As of October 1, 2017, we had a total of 22,163 U.S. and non-U.S. employees. In establishing the population from which to identify our median employee, we excluded all employees located in France (199), India (218) and the United Kingdom (627) under the 5% de minimis exception of Item 402(u), based upon the 22,163 total. We gathered compensation data for a statistically relevant, randomized sample of 400 employees from across our entire, world-wide employee base (less the de minimis exclusion described above and excluding the CEO). We used cash compensation paid during fiscal year 2017 as the consistently applied compensation measure to identify the median employee, which consisted of wages, overtime, salary and bonuses. Compensation of non-U.S. employees was converted from local currency to U.S. dollars using exchange rates in effect on December 31, 2017.

44 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 6, 2018, by the Company’s directors, the Named Executive Officers, as well as all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock	Stock Units(1)	Options Exercisable within 60 Days	Total	% of Class(2)
Robert E. Brunner, Director	21,863	13,765		35,628
Robert G. Culp, III, Director	18,123			18,123
Perry E. Davis, Executive VP, President—Residential Products & Industrial Products	81,197	42,612	30,825	154,634	0.12%
J. Mitchell Dolloff, Executive VP, President—Specialized Products & Furniture Products	23,365	70,456		93,821
Scott S. Douglas, Senior VP—General Counsel & Secretary	1,317	30,992	37,625	69,934
R. Ted Enloe, III, Board Chair	40,855		10,174	51,029
Manuel A. Fernandez, Director	6,295	14,181		20,476
Matthew C. Flanigan, Executive VP and Chief Financial Officer, Director	188,781	93,130	112,998	394,908	0.30%
Karl G. Glassman, President and Chief Executive Officer, Director	125,287	252,148	420,979	798,414	0.60%
Joseph W. McClanathan, Director	32,933			32,933
Judy C. Odom, Director	38,540	15,925		54,465
Phoebe A. Wood, Director	35,384	27,717		63,101
All executive officers and directors as a group (15 persons)	657,371	662,392	699,597	2,019,360	1.52%

(1)	Stock units include shares under the Company’s Executive Deferred Stock, Executive Stock Unit, and Deferred Compensation Programs and restricted stock unit grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution (although the Company intends to settle all stock units with shares of common stock, it has reserved the right to settle all or a portion of the distributions under the ESU and Deferred Compensation Programs in cash), which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(2)	Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

45 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 14, 2018, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	14,571,846	11.05%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,462,751	9.5%
State Street Corporation One Lincoln Street Boston, MA 02111	10,941,869	8.3%

(1)	The Vanguard Group (“Vanguard”) is deemed to have sole voting power with respect to 183,799 shares, shared voting power with respect to 37,776 shares, shared dispositive power with respect to 220,105 shares, and sole dispositive power with respect to 14,351,741 shares. This information is based on Schedule 13G/A of Vanguard filed February 9, 2018, which reported beneficial ownership as of December 31, 2017.

(2)	BlackRock, Inc. (“BlackRock”) is deemed to have sole voting power with respect to 10,931,103 shares and sole dispositive power with respect to 12,462,751 shares. This information is based on Schedule 13G/A of BlackRock filed January 25, 2018, which reported beneficial ownership as of December 31, 2017.

(3)	State Street Corporation (“SSC”) is deemed to have shared voting and shared dispositive power with respect to 10,941,869 shares. This information is based on Schedule 13G of SSC filed February 14, 2018, which reported beneficial ownership as of December 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC. We must identify in this proxy statement those persons for whom reports were not filed on a timely basis. Based solely on a review of the forms that have been filed and written representations from the reporting persons, we believe that all Section 16 filing requirements applicable to such persons were complied with during 2017, except as previously disclosed in the Company’s proxy statement filed March 30, 2017.

46 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2017. All of our current equity compensation plans have been approved by our shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	6,278,053	(1)	$24.08	12,512,980	(2)(3)
Equity compensation plans not approved by shareholders	N/A		N/A	N/A
Total	6,278,053		$24.08	12,512,980

(1)	This number represents the stock issuable under the following plans:

Director Stock Option Plan	1,103
Flexible Stock Plan—Options	1,900,058
Flexible Stock Plan—Vested Stock Units	3,731,331
Flexible Stock Plan—Unvested Stock Units	645,561

Director Stock Option Plan. This is a frozen plan, and no future awards will be granted under it; however, 1,103 options remain outstanding under the plan, which are held by a former director.

Flexible Stock Plan. This includes 1,900,058 options outstanding and 4,376,892 stock units convertible to common stock. The stock units include grants of RSUs, PGIs, and PSUs covering 627,993 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units are held in our ESU, Deferred Compensation and Executive Deferred Stock Programs, and only 17,568 of those stock units are unvested. See pages 26, 27 and 41 for descriptions of these programs.

(2)	Shares available for future issuance include: 8,506,582 shares under the Flexible Stock Plan and 4,006,398 shares under the Discount Stock Plan, a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

(3)	Of the 8,506,582 shares available under the Flexible Stock Plan as of December 31, 2017, shares issued as options or stock appreciation rights count as one share against the Plan, and shares issued as all other types of awards count as three shares against the Plan.

47 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS

AND ANNUAL MEETING

Why did I receive these materials?

The Board of Directors is providing these materials to you in connection with its solicitation of proxies for the Company’s annual meeting of shareholders on May 15, 2018. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2017, is enclosed in the same mailing with this proxy statement. The Company’s Proxy Statement and Annual Report to Shareholders (including Form 10-K) are also available at www.leggett.com/proxy/2018. Information on our website does not constitute part of this proxy statement.

What shares can I vote?

The only class of outstanding voting securities is the Company’s common stock. Each share of common stock issued and outstanding at the close of business on March 6, 2018 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the annual meeting. On the Record Date, we had 131,696,382 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes shares held directly in your name as the shareholder of record and shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.”

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, Equiniti, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner: If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares, and these proxy materials were delivered by the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person unless you obtain a legal proxy from the broker, trustee or nominee.

How do I submit my vote?

You may vote your shares (i) online at www.proxypush.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) in person at the meeting. If you vote online, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement.

The Board recommends you vote FOR each of the director nominees in Proposal 1, the ratification of PwC in Proposal 2, and the approval of named executive officer compensation in Proposal 3. All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting in accordance with your instructions. If you returned a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendations.

48 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Can I change my vote?

Shareholder of Record: If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote online, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) completing a written ballot at the annual meeting.

Beneficial Owner: If you hold shares as the beneficial owner, you may change your vote by (i) submitting new voting instructions to your broker, trustee or nominee or (ii) voting in person at the annual meeting if you have obtained a legal proxy from your broker, trustee or nominee.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the annual meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the annual meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either in person or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the Nominating & Corporate Governance Committee in order to be nominated for election as a director. If a nominee fails to receive a majority of the votes cast in the director election, the N&CG Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next annual meeting or until his or her successor is duly elected and qualified. If the Board accepts the resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of PwC as Leggett’s independent registered public accounting firm. Since the vote on named executive officer compensation is advisory, the Board will give due consideration to the outcome; however, the proposal is not approved as such.

What is the effect of an abstention vote on the election of directors and other proposals?

A share voted abstain with respect to any proposal is considered present and entitled to vote with respect to that proposal. For the proposals requiring a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a broker non-vote?

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on routine proposals but not on non-routine proposals. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote, so they will not affect the outcome of the vote. All proposals on the agenda are non-routine, other than the ratification of PwC as the Company’s auditor.

49 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders.

We have hired Alliance Advisors, LLC to assist in the solicitation of proxies by mail, telephone, in person or otherwise. Alliance’s solicitation fees are expected to be $10,000 plus expenses. If necessary to ensure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and plan to issue a press release promptly after the meeting. Within four business days after the annual meeting, we will file a Form 8-K reporting the vote count.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted householding which allows us, unless a shareholder withholds consent, to send one set of proxy materials to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you want to opt out of householding, call EQ Shareowner Services (formerly Wells Fargo Shareowner Services) at 800-468-9716 or send written instructions to EQ Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide your Equiniti account number, which can be found on your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, 1 Leggett Road, Carthage, MO 64836, and we will deliver these documents to you promptly upon your request. You can also access a complete set of proxy materials (the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders including Form 10-K) online at www.leggett.com/proxy/2018. To ensure that you receive multiple copies in the future, please contact your broker or Equiniti at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s annual meeting?

Shareholders may propose actions for consideration at future annual meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett-search.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, 1 Leggett Road, Carthage, MO 64836.

50 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Shareholder Proposal Included in Proxy Statement: If you intend to present a proposal at the 2019 annual meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by November 28, 2018 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement: If you intend to present a proposal at the 2019 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 15, 2019 and no later than February 14, 2019. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law. The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominees: If you wish to recommend a director candidate for the N&CG Committee’s consideration, submit a proxy access director nominee, or nominate a director candidate outside of the Company’s nomination process, see the requirements described under Consideration of Director Nominees and Diversity on page 5.

51 LEGGETT & PLATT, INCORPORATED – 2018 Proxy Statement

Driving Directions to the Conference Center

1 Leggett Road, Carthage, Missouri

Leggett & Platt®
INCORPORATED

1 Visitor entrance

2 Conference Centers entrance

2
CONFERENCE CENTERS
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1
MAIN ENTRANCE
LEGGETT & PLATT CORPORATE CAMPUS
LEGGETT RD

LEGGETT RD
BROOKLYN HEIGHTS EXIT
96
LEGGETT & PLATT
NORTH TO KANSAS CITY
CENTRAL AVE
CENTRAL AVE/ WEBB CITY EXIT
CARTHAGE
171
WEST TO WEBB CITY
FIR RD/HH HIGHWAY
49
N
W
E
S
249
44
49
EAST TO SPRINGFIELD
SOUTH TO NEOSHO
WEST TO JOPLIN and TULSA, OK
49
SOUTH TO FAYETTEVILLE, AR

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 15, 2018

10:00 a.m. Central Time

LEGGETT & PLATT, INCORPORATED

CORPORATE CONFERENCE CENTER

1 Leggett Road

Carthage, Missouri 64836

LEGGETT & PLATT, INCORPORATED 1 Leggett Road Carthage, Missouri 64836	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2018 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2017, and hereby appoints Karl G. Glassman and Scott S. Douglas as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2018 Annual Meeting of Shareholders of the Company to be held on May 15, 2018 at 10:00 a.m. Central Time at the Company’s Corporate Conference Center, located at 1 Leggett Road, Carthage, Missouri 64836, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATER-HOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE VOTE BY INTERNET OR MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address change? Check this box and indicate changes below: ☐

Return Your Proxy by Mail or Vote by Internet 24 Hours a Day, 7 Days a Week
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/leg Use the Internet to vote your proxy until 5:00 p.m. (CT) on May 14, 2018.
Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a.	Robert E. Brunner	☐	☐	☐	f.	Karl G. Glassman	☐	☐	☐

b.	Robert G. Culp, III	☐	☐	☐	g.	Joseph W. McClanathan	☐	☐	☐

Please fold here – Do not separate

c.	R. Ted Enloe, III	☐	☐	☐	h.	Judy C. Odom	☐	☐	☐

d.	Manuel A. Fernandez	☐	☐	☐	i.	Phoebe A. Wood	☐	☐	☐

e.	Matthew C. Flanigan	☐	☐	☐

2. Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	☐	For	☐	Against	☐	Abstain

3. An advisory vote to approve named executive officer compensation as described in the Company’s proxy statement.	☐	For	☐	Against	☐	Abstain

4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,

WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

Date

Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.